Exhibit 10.1
ARRANGEMENT AGREEMENT
Among
GAMEHOST INCOME FUND
and
ONCOTHYREON INC., ONCOTHYREON CANADA INC. and 0811769 B.C. ULC
February 17, 2010

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION	1

1.1 Definitions	1
1.2 Interpretation Not Affected by Headings, etc.	11
1.3 Number, etc.	11
1.4 Date for Any Action	11
1.5 Entire Agreement	11
1.6 Currency	11
1.7 Accounting Matters	11
1.8 Disclosure in Writing	11
1.9 Interpretation Not Affected by Party Drafting	11
1.10 Trust Power and Authority	12
1.11 Exhibits	12

ARTICLE 2 THE ARRANGEMENT	12

2.1 Plan of Arrangement	12
2.2 Interim Order	12
2.3 Information Circulars and Meetings	13
2.4 Effective Date	13

ARTICLE 3 COVENANTS	13

3.1 Covenants of Gamehost	13
3.2 Covenants of Onco US	15
3.3 Mutual Covenants Regarding the Arrangement	19
3.4 Mutual Covenants Regarding Non-Solicitation	20

ARTICLE 4 REPRESENTATIONS AND WARRANTIES	22

4.1 Representations and Warranties of Gamehost	22
4.2 Representations and Warranties of Onco US	24
4.3 Limitations on Claims for Losses	29

ARTICLE 5 CONDITIONS PRECEDENT	29

5.1 Mutual Conditions Precedent	29
5.2 Additional Conditions to Obligations of Gamehost	30
5.3 Additional Conditions to Obligations of Onco US	33
5.4 Notice and Effect of Failure to Comply with Conditions	34
5.5 Satisfaction of Conditions	34

ARTICLE 6 AMENDMENT	34

6.1 Amendment	34

ARTICLE 7 TERMINATION	35

7.1 Termination	35
7.2 Notice and Cure Provisions	36
7.3 Termination Fee	36
7.4 Damages and Remedies	37

ARTICLE 8 CONFIDENTIALITY	38

8.1 Confidentiality	38

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ARTICLE 9 NOTICES	39

9.1 Notices	39

ARTICLE 10 GENERAL	40

10.1 Binding Effect	40
10.2 Assignment	40
10.3 Disclosure	40
10.4 Costs	41
10.5 Severability	41
10.6 Further Assurances	41
10.7 Time of Essence	41
10.8 Governing Law	41
10.9 Waiver	41
10.10 Obligations	42
10.11 Counterparts	43

EXHIBIT A — PLAN OF ARRANGEMENT	A-1
EXHIBIT B — FORM OF INDEMNITY AGREEMENT	B-1
EXHIBIT C — REQUIRED APPROVALS	C-1
EXHIBIT D — FORM OF GAMEHOST RESOLUTION	D-1
EXHIBIT E — FORM OF DIVESTITURE AGREEMENT	E-1
EXHIBIT F – PRE-ARRANGEMENT TRANSACTIONS	F-1

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ARRANGEMENT AGREEMENT
THIS ARRANGEMENT AGREEMENT is dated as of the 17th day of February, 2010,
AMONG:
GAMEHOST INCOME FUND, a trust created under the Laws of the Province of Alberta (hereinafter referred to as “Gamehost”)
AND:
ONCOTHYREON INC., a corporation subsisting under the Laws of the State of Delaware (hereinafter referred to as “Onco US”);
ONCOTHYREON CANADA INC., a corporation subsisting under the Laws of Canada (hereinafter referred to as “Onco Alberta”); and
0811769 B.C. ULC, an unlimited liability corporation subsisting under the Laws of the Province of British Columbia (hereinafter referred to as “Onco BC”)
WHEREAS:
1.	Onco Alberta and Onco BC are indirect wholly-owned subsidiaries of Onco US and Onco Alberta is a direct wholly-owned subsidiary of Onco BC;

2.	Onco BC and Onco Alberta each desire to reorganize their capital structure, including the continuation of their existing businesses by a new corporation;

3.	Gamehost desires to convert its capital structure from an income trust to a corporation;

4.	The Parties intend to carry out the transactions contemplated herein by way of an arrangement under the provisions of the ABCA; and

5.	The Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to such arrangement.
NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto do hereby covenant and agree as follows:
ARTICLE 1
INTERPRETATION
1.1 Definitions
In this Agreement, unless there is something in the context or subject matter inconsistent therewith, the following defined terms have the meanings hereinafter set forth:
“ABCA” means the Business Corporations Act (Alberta), as amended, including the regulations promulgated thereunder;

“ACTA” means the Alberta Corporate Tax Act, as amended, including the regulations promulgated thereunder;
“Acquisition Proposal” means any inquiry or the making of any proposal to Onco Alberta, Onco BC or Gamehost or any of their respective security holders, as the case may be, from any Person which constitutes, or may reasonably be expected to lead to (in either case whether in one transaction or a series of transactions):
(i)	an acquisition from Onco Alberta, Onco BC or Gamehost or any of their respective security holders, as the case may be, or issuance of, any equity or debt securities of such Party or its Subsidiaries;

(ii)	any acquisition of any of the assets of Onco Alberta, Onco BC or Gamehost;

(iii)	an acquisition, merger, amalgamation, reorganization, arrangement or similar transaction involving Onco Alberta, Onco BC or Gamehost or any of their respective Subsidiaries; or

(iv)	any take-over bid, issuer bid, exchange offer, recapitalization, liquidation, dissolution or reorganization in respect of Onco Alberta, Onco BC or Gamehost or any of their respective security holders;
except for:
(A)	any such transaction which does not preclude, delay or have an adverse effect on, the Arrangement or the benefits thereof to the Other Party hereto including, without limitation, the Pre-Arrangement Transactions and the Gamehost Proposed Transactions; and

(B)	a Gamehost Secondary Arrangement;
“Agreement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this arrangement agreement (including the schedules hereto) as supplemented, modified or amended, and not to any particular article, section, schedule or other portion hereof;
“Alternative Proposal” has the meaning ascribed thereto in Section 3.4(b)(v);
“Applicable Laws”, in the context that refers to one or more Persons, means the Laws that apply to such Person or Persons or its or their business activities, undertaking, property, assets or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, activities, undertaking, property, assets or securities;
“Arrangement” means the arrangement pursuant to Section 193 of the ABCA set forth in the Plan of Arrangement;
“Articles of Arrangement” means one or more articles of arrangement in respect of the Arrangement required under Subsection 193(10) of the ABCA to be sent to the Registrar after the Final Order has been granted so as to give effect to the Arrangement, which shall be in form and content satisfactory to each of Gamehost and Onco US, acting reasonably;
“Assessment” has the meaning ascribed thereto in Section 3.2(p);

“Business Day” means a day other than a Saturday, Sunday or other than a day when banks in the Cities of Calgary, Alberta and Edmonton, Alberta are not generally open for business;
“Canadian Securities Laws” means, collectively, and as the context may require, the securities legislation of each of the provinces and territories of Canada, and the rules, regulations and policies published and/or promulgated thereunder, as such may be amended from time to time prior to the Effective Date;
“Certificate” means the certificate or certificates or confirmation of filing which may be issued by the Registrar pursuant to Subsection 193(11) of the ABCA in respect of the Arrangement;
“Claim” means any claim, action, demand, cause of action, suit, complaint, proceeding, arbitration, judgment, settlement, award, assessment, re-assessment, order, investigation, enquiry or hearing made or threatened;
“Closing Time” means 12:00 noon (Calgary time) on the Effective Date, unless otherwise agreed to by Gamehost and Onco US;
“Confidential Information” has the meaning ascribed thereto in Section 8.1;
“Court” means the Court of Queen’s Bench of Alberta;
“Deadline” means April 30, 2010;
“Divestiture Agreement” means the divestiture agreement to be entered into among Onco BC, Onco Alberta and Onco Alberta Subco, and to be intervened by Gamehost (or an affiliate thereof) and New Onco, which provides for the assignment of the assets and assumption of the liabilities from Onco BC and Onco Alberta to Onco Alberta Subco (other than the shares of Onco Alberta owned by Onco BC or as otherwise specified therein) as part of the Plan of Arrangement, in the form set out in Exhibit E hereto;
“Effective Date” means the date the Arrangement becomes effective under the ABCA;
“Effective Time” means 12:01 a.m. (Calgary time) on the Effective Date;
“Environmental Laws” means all federal, municipal or local Laws of any Governmental Entity or of any court, tribunal or other similar body, relating to environmental or health matters, including legislation governing the use and storage of Hazardous Substances;
“Final Order” means the order of the Court approving the Plan of Arrangement pursuant to Subsection 193(9) of the ABCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;
“GAAP” has the meaning ascribed thereto in Section 1.7;
“Gamehost” means Gamehost Income Fund, an open-ended unincorporated investment trust established under the laws of the Province of Alberta pursuant to the Gamehost Trust Agreement;
“Gamehost Administrator” means Gamehost Management Inc., a corporation subsisting under the laws of the Province of Alberta which acts as administrator of Gamehost;
“Gamehost Board of Trustees” means the board of trustees of Gamehost as it may be comprised from time to time;

“Gamehost Disclosure Letter” means the letter dated as of the date hereof and delivered by Gamehost to Onco US on or prior to the date hereof;
“Gamehost Financial Statements” means, collectively, the audited comparative consolidated financial statements of Gamehost as at and for the years ended December 31, 2008 and 2007, together with the notes thereto and the auditors’ report thereon and the unaudited comparative consolidated financial statements of Gamehost as at and for the nine month periods ended September 31, 2009 and 2008, together with the notes thereto;
“Gamehost Information Circular” means the information circular of Gamehost to be sent by Gamehost to the Gamehost Security Holders in connection with the Gamehost Meeting;
“Gamehost LP” means Gamehost Limited Partnership, a limited partnership established pursuant to the Laws of the Province of Alberta;
“Gamehost Meeting” means the special meeting of the Gamehost Security Holders to be held to consider the Gamehost Resolution and related matters, and any adjournment(s) thereof;
“Gamehost Proposed Transactions” means the transactions described as such in the Gamehost Disclosure Letter;
“Gamehost Public Record” means all information filed by Gamehost after December 31, 2008 with any securities commission or similar regulatory authority in compliance, or intended compliance, with Canadian Securities Laws;
“Gamehost Resolution” means the special resolution of the Gamehost Security Holders to be considered at the Gamehost Meeting approving the Plan of Arrangement and the Gamehost Secondary Arrangement, and further providing that the Gamehost Secondary Arrangement will only be proceeded with if this Arrangement Agreement is terminated in accordance with its terms;
“Gamehost Required Approvals” means, the third party and Governmental Entity approvals and consents listed in Schedule C hereof which are required by Gamehost to be received on or prior to the Effective Time in order to complete the Arrangement;
“Gamehost Trust Indenture” means the trust agreement dated April 9, 2003 between the original trustees of Gamehost and the initial unitholder of Gamehost, as amended from time to time or as may be amended from time to time;
“Gamehost Secondary Arrangement” means any internal reorganization of Gamehost and its Subsidiaries that Gamehost may consider and pursue to convert its capital structure from an income trust to a corporation, as an alternative to the Arrangement contemplated hereby should the Arrangement contemplated hereby not be capable of being completed due to a termination of this Agreement on its terms;
“Gamehost Security Holders” means the holders of:
(i)	issued and outstanding Gamehost Units; and

(ii)	issued and outstanding Gamehost Subsidiary LP Exchangeable Units;

“Gamehost Subsidiary LP Exchangeable Units” means the class B limited partnership units of Gamehost LP;
“Gamehost Units” means the trust units of Gamehost;
“Governmental Entity” means any:
(i)	multinational, federal, provincial, state, regional, municipal, local or other government or any governmental or public department, court, tribunal, arbitral body, commission, board, bureau or agency,

(ii)	any subdivision, agent, commission, board or authority of any of the foregoing, or

(iii)	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;
“Hazardous Substances” means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Laws;
“Indemnity Agreement” means the indemnity agreement, in the form set out in Exhibit E hereto, to be entered into by the parties contemplated thereby on the Effective Date;
“Intellectual Property” or “Intellectual Property Rights” means:
(i)	any and all proprietary rights provided under:
(A)	patent law;

(B)	copyright law (including moral rights);

(C)	trade-mark law;

(D)	design patent or industrial design law;

(E)	semi-conductor chip or mask work or integrated circuit topography law; or

(F)	any other statutory provision or common law principle applicable to this Agreement, including trade secret law, which may provide a right in either hardware, software, information (including Confidential Information), trademarks, ideas, formulae, algorithms, concepts, inventions, processes or know-how generally, or the expression or use of the same;
(ii)	any and all applications, registrations, licenses, sub-licenses, franchises, agreements or any other evidence of a right in any of the foregoing; and

(iii)	all licenses and waivers and benefits of waivers of the intellectual property rights set out in (i) and (ii) above, all future income and proceeds from the intellectual property rights set out in (i) and (ii) above, and all rights to damages and profits by reason of the infringement or violation of any of the intellectual property rights set out in (i) and (ii) above;

“Initial Court Order” means the order of the Court approving certain amendments to the plan of arrangement involving Onco Alberta, Onco BC and Onco US that was effective December 10, 2007, in the form agreed to by Gamehost and Onco US prior to the entering into of this Agreement, or as otherwise directed by the Court and acceptable to Gamehost in its sole discretion, acting reasonably;
“Interim Order” means an interim order of the Court concerning the Plan of Arrangement under subsection 193(4) of the ABCA, containing declarations and directions with respect to the Arrangement and the holding of the Gamehost Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction;
“ITA” means the Income Tax Act (Canada), including the regulations thereunder, as amended;
“Laws” means all laws, statutes, regulations, by-laws, statutory rules, orders, ordinances, protocols, codes, guidelines, notices, directions (including all Canadian Securities Laws, U.S. Securities Laws and Environmental Laws), and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the TSX);
“Mailing Deadline” has the meaning ascribed thereto in Section 3.3(g);
“Material Acquisition Proposal” means any inquiry or the making of any proposal to such Party or its security holders, as the case may be, from any Person which constitutes, or may reasonably be expected to lead to (in either case in one transaction or a series of transactions):
(i)	an acquisition from such Party or its security holders, as the case may be, or the issuance of, equity securities representing more than 20% of the outstanding securities of such Party or debt securities with a principal amount more than 20% of the book value of the assets of such Party;

(ii)	any acquisition of assets representing more than 20% of the book value of the assets of such Party; or

(iii)	an acquisition, merger, amalgamation, reorganization, arrangement or other similar transaction involving such Party which results in the security holders of such Party holding less than 80% of the equity securities of such Party or the resulting entity on completion of the transaction;
except for any such transaction which does not preclude, delay or have an adverse effect on, the Arrangement or the benefits thereof to the Other Party hereto including, without limitation, the Pre-Arrangement Transactions and the Gamehost Proposed Transactions. Calculations for this definition shall be based on the values and numbers in the most recent financial information of the applicable Party which is available;
“Material Adverse Change” or “Material Adverse Effect” means, with respect to Onco Alberta, Onco BC or Gamehost and their respective Subsidiaries taken as a whole, any fact or state of facts, circumstance, change, effect, occurrence or event which, either individually or in the aggregate, is material and adverse to the business, operations, results of operations, properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise) or condition (financial or otherwise) of such Party and its Subsidiaries (taken as a whole), except to the extent of any fact or state of facts, circumstance, change, effect, occurrence or event resulting from or arising in connection with:

(i)	any change in general economic, business, regulatory, market or political conditions, in each case whether regional, domestic or international, including changes or disruptions in international capital, financial, currency exchange or commodities markets;

(ii)	natural disasters, acts of God, any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or civil unrest;

(iii)	subject to Section 5.2(e), any change in Applicable Laws of any Governmental Entity or interpretations thereof by any Governmental Entity or in GAAP (as defined below);

(iv)	any change generally affecting the industries in which a Party conducts its business;

(v)	the execution, announcement or performance of this Agreement or consummation of the transactions contemplated hereby, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of a Party with any of its customers, employees, shareholders, financing sources, vendors, distributors, partners or suppliers as a direct result thereof or in connection therewith;

(vi)	in respect of Gamehost, any change in the market price or trading volume of the securities of Gamehost;

(vii)	the failure of a Party in and of itself to meet any internal or public projections, forecasts or estimates of revenues or earnings (but it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred);

(viii)	in respect of Onco Alberta or Onco BC, any actions taken (or omitted to be taken) by them or their Subsidiaries or by Onco US at the written request of Gamehost;

(ix)	in respect of Gamehost, any actions taken (or omitted to be taken) by Gamehost or its Subsidiaries at the written request of Onco US or its Subsidiaries;

(x)	in respect of Onco Alberta or Onco BC, any actions taken by them or their Subsidiaries or Onco US pursuant to the Pre-Arrangement Transactions provided they are on the terms and in the order set out in the Pre-Arrangement Transactions and are not otherwise inconsistent with their obligations to Gamehost under this Agreement;

(xi)	in respect of Gamehost, any actions taken by it or its Subsidiaries pursuant to the Gamehost Proposed Transactions provided they are not otherwise inconsistent with Gamehost’s obligations to Onco US under this Agreement;

(xii)	any action taken by any Party that is required pursuant to this Agreement; or

(xiii)	any of the matters specifically disclosed in the Onco Disclosure Letter;
provided, however, any fact or state of facts, circumstance, change, effect, occurrence or event:
(A)	which, either individually or in the aggregate, is material and adverse to the business, operations, results of operations, properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise) or condition (financial or otherwise) of such Party and its Subsidiaries (taken as a whole) that has an adverse effect on the ability of Onco Alberta, or would reasonably be expected to preclude or adversely affect the ability of Onco Alberta, to transfer its assets and liabilities to Onco Alberta Subco so that, at the Effective Time, Onco Alberta has no assets or liabilities that have not been transferred to or assumed by Onco Alberta Subco (other than assets or liabilities that will continue to be held by Onco Alberta after the Effective Time under the terms of the Divestiture Agreement); or

(B)	with respect to subclause (x) above, that results in any material impairment of, or materially adversely affects:
(I)	the benefit to Gamehost of, or the completion of, the Arrangement, or

(II)	the ability of Onco Alberta to utilize the Tax Pools referred to in the Onco Disclosure Letter after the Effective Date;
shall be a Material Adverse Change or Material Adverse Effect;
“New Onco” means 1517680 Alberta ULC, an unlimited liability corporation existing under the laws of the Province of Alberta and a direct wholly-owned subsidiary of 1517678 Alberta ULC.;
“Onco Alberta” means Oncothyreon Canada Inc., a corporation subsisting under the laws of Canada, and where the context requires includes any successor corporation;
“Onco Alberta Board of Directors” means the board of directors of Onco Alberta as it may be comprised from time to time;
“Onco Alberta Public Record” means all information filed by Onco Alberta prior to the date of this Agreement with any securities commission or similar regulatory authority in compliance, or intended compliance, with Canadian Securities Laws or U.S. Securities Laws;
“Onco Alberta Shares” means the Class A shares of Onco Alberta;
“Onco Alberta Subco” means 1518025 Alberta ULC, an unlimited liability corporation existing under the laws of the Province of Alberta as a Subsidiary of Onco Alberta which will acquire all of the assets and assume all of the liabilities of Onco BC and Onco Alberta pursuant to the Divestiture Agreement;
“Onco BC” means 0811769 B.C. ULC, an unlimited liability corporation subsisting under the laws of the Province of British Columbia, and where the context requires includes any successor corporation;
“Onco BC Board of Directors” means the board of directors of Onco BC as it may be comprised from time to time;
“Onco BC Class A Shares” means the Class A voting common shares of Onco BC;
“Onco BC Class B Shares” means the Class B preferred shares of Onco BC;
“Onco Books and Records” means all current and historical books, records and data of Onco Alberta and Onco BC, and all of their respective subsidiaries, or within the control of Onco US, prior to completion of the Arrangement, including without limitation contracts, agreements, accounting records, books, technical reports, financial statements, accounts, records, minute books, Tax Returns, tax assessments, contemporaneous transfer pricing documentation, filings, documents, files and all other information (and including all such books and records stored in electronic format or any other media form) which books, records and data will be transferred to and become the property of New Onco on completion of the Arrangement;
“Onco Disclosure Letter” means the letter dated as of the date hereof and delivered by Onco US to Gamehost on or prior to the date hereof;
“Onco Financial Information” means, collectively, the financial information provided by Onco US and its Subsidiaries to Gamehost and its advisors with respect to Subsidiaries of Onco US, including but not limited to Onco BC and Onco Alberta, in order to allow Gamehost and its advisors to conduct due diligence with respect to the financial position of each of Onco BC and Onco Alberta as well as with respect to the Tax Pools;
“Onco Information” means the information about Onco US, Onco Alberta and Onco BC and their respective businesses, operations and affairs (including their Subsidiaries) which must be included in the Gamehost Information Circular under Applicable Laws;
“Onco Required Approvals” means, the third party and Governmental Entity approvals and consents listed in Schedule C hereof which are required by Onco US, Onco Alberta and Onco BC to be received on or prior to the Effective Time in order to complete the Arrangement;
“Onco US” means Oncothyreon Inc., a corporation subsisting under the laws of the State of Delaware;
“Onco US Board of Directors” means the board of directors of Onco US as it may be comprised from time to time;
“Other Party” means:
(i)	with respect to Gamehost, each of Onco US, Onco Alberta and Onco BC provided that any notice to be provided to any one of them will be deemed to have been provided if it has been provided to Onco US; and

(ii)	with respect to each Onco US, Onco Alberta and Onco BC, Gamehost;
“Parties” means, collectively, the parties to this Agreement, and “Party” means any one of them;
“Person” means any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;
“Personal Information” means information about an identifiable individual as defined by Applicable Law that is collected, used, disclosed, stored or transferred by one Party to the Other Party in accordance with this Agreement and/or as a condition of the Arrangement;
“Plan of Arrangement” means the plan of arrangement in the form set out in Exhibit A hereto, as amended or supplemented from time to time in accordance with Article 4 thereof and Article 6 hereof;
“Pre-Arrangement Transactions” means the transactions described as such in Exhibit F hereto;

“Receiving Party” has the meaning ascribed thereto in Section 3.4(c);
“Registrar” means the “registrar of corporations” or a “deputy registrar of corporations” duly appointed under Section 263 of the ABCA;
“Responding Party” has the meaning ascribed thereto in Section 3.4(c);
“Subsidiary” has the meaning ascribed thereto in the Securities Act (Alberta) (and, for greater certainty, includes all partnerships (general or limited) and trusts directly or indirectly owned by Gamehost, Onco US, Onco Alberta or Onco BC, as the case may be);
“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), payroll and employee withholding taxes, unemployment insurance, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, capital taxes, workers compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Gamehost or Onco Alberta (or any of their respective Subsidiaries), as the case may be, is required to pay, withhold, remit or collect;
“Tax Pools” means, at the relevant time as used in this Agreement, Onco Alberta’s non-capital losses, scientific research and experimental development expenditures and investment tax credits, as those terms are used for the purposes of the ITA and the ACTA, as applicable, in the amounts as set out as of the date of this Agreement in the Onco Disclosure Letter and, for greater certainty, does not include Onco Alberta’s capital losses, as that term is used for the purposes of the ITA;
“Tax Returns” means all reports, estimates, elections, designations, forms, declarations of estimated tax, information statements and returns relating to, or required to be filed with any tax authority, in connection with, any Taxes, including any amendments or supplements of the foregoing;
“Termination Fee” means the amount equal to
(i)	$250,000; plus

(ii)	the amount to be reimbursed to the applicable Party for its documented third party transaction costs (including legal (on a solicitor and his own client basis)and accounting fees), with such third party transaction costs not to exceed $500,000;
“TSX” means the Toronto Stock Exchange;
“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended; and
“U.S. Securities Laws” means the federal and state securities legislation of the United States including the U.S. Exchange Act and the United States Securities Act of 1933, as amended, and all rules, regulations and orders promulgated thereunder, as amended from time to time.

1.2 Interpretation Not Affected by Headings, etc.
The division of this Agreement into articles, sections and subsections is for convenience of reference only and does not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement (including the schedules attached hereto) and not to any particular article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.
1.3 Number, etc.
Words importing the singular number include the plural and vice versa, words importing the use of any gender include all genders, and words importing persons include firms and corporations and vice versa.
1.4 Date for Any Action
If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day and a business day in the place where an action is required to be taken, such action is required to be taken on the next succeeding day which is a Business Day and a business day, as applicable, in such place.
1.5 Entire Agreement
This Agreement together with the agreements and documents herein and therein referred to, constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, among the Parties with respect to the subject matter hereof.
1.6 Currency
All sums of money that are referred to in this Agreement are expressed in lawful money of Canada unless otherwise noted.
1.7 Accounting Matters
Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian generally accepted accounting principles (“GAAP”) and all determinations of an accounting nature are required to be made shall be made in a manner consistent with GAAP.
1.8 Disclosure in Writing
Reference to disclosure in writing herein shall, in the case of disclosure to Gamehost, include written disclosure made to Gamehost’s representatives, or in the case of disclosure to Onco US, include written disclosure made to Onco US’s representatives.
1.9 Interpretation Not Affected by Party Drafting
The Parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable in the interpretation of this Agreement.

1.10 Trust Power and Authority
In this Agreement references to the power and authority of Gamehost are deemed to be references to that of the Gamehost Board of Trustees, or its duly authorized delegates or agents, pursuant to the power and capacity of trustees generally under the Laws of the Province of Alberta and pursuant to the powers of the trustees specified in Gamehost Trust Indenture.
1.11 Exhibits
The following exhibits attached hereto are incorporated into and from an integral part of this Agreement:
A – Form of Plan of Arrangement
B – Form of Indemnity Agreement
C – Required Approvals
D – Form of Gamehost Resolution
E – Form of Divestiture Agreement
F – Pre-Arrangement Transactions
ARTICLE 2
THE ARRANGEMENT
2.1	Plan of Arrangement
(a)	Gamehost and Onco US will jointly file, proceed with and diligently prosecute an application for an Interim Order providing for, among other things, the calling and holding of the Gamehost Meeting for the purpose of considering and, if deemed advisable, approving the Gamehost Resolution.

(b)	Provided all necessary approvals for the Gamehost Resolution are obtained from the Gamehost Security Holders, and the other conditions herein are satisfied or waived as the case may be, each of Gamehost and Onco US will submit the Arrangement to the Court and jointly apply for the Final Order.

(c)	Upon issuance of the Final Order and subject to the conditions precedent in Article 5, each of Gamehost and Onco US will execute and deliver such closing documents and instruments and forthwith proceed at the Closing Time to file the Articles of Arrangement, the Final Order and such other documents as may be required to give effect to the Arrangement with the Registrar pursuant to Subsection 193(10) of the ABCA.
2.2 Interim Order
The Interim Order shall provide that:
(i)	the securities of Gamehost and its Subsidiaries for which holders shall be entitled to vote on the Gamehost Resolution at the Gamehost Meeting shall be the Gamehost Units and the Gamehost Subsidiary LP Exchangeable Units;

(ii)	each Gamehost Security Holder shall be entitled to:
(A)	one vote for each Gamehost Unit held by such holder; and

(B)	one vote for each Gamehost Subsidiary LP Exchangeable Unit held by such holder;
(iii)	the requisite majority for the approval of the Gamehost Resolution shall be two-thirds of the votes cast by Gamehost Security Holders present in person or represented by proxy at the Gamehost Meeting; and

(iv)	if the Court provides Gamehost Security Holders with a right of dissent, such rights shall be provided on terms similar to those found in Section 191 of the ABCA provided that such rights must be exercised not less than 48 hours prior to the Gamehost Meeting.
2.3 Information Circulars and Meetings
As promptly as practical following the execution of this Agreement and in compliance with the Interim Order and Applicable Laws, Gamehost shall:
(i)	prepare the Gamehost Information Circular and cause such circular to be mailed to the Gamehost Security Holders and filed with applicable regulatory authorities and other governmental authorities in all jurisdictions where the same are required to be mailed and filed; and

(ii)	convene the Gamehost Meeting.
2.4 Effective Date
The Arrangement shall become effective at the Effective Time on the Effective Date. The Parties shall use their reasonable best efforts to cause the Effective Date to occur on or about April 23, 2010 or as soon thereafter prior to or by the Deadline as is reasonably practical.
ARTICLE 3
COVENANTS
3.1 Covenants of Gamehost
Gamehost hereby covenants that, from the date hereof until the earlier of the Effective Date and the date of the termination of this Agreement, except with the prior written consent of Onco US (such consent not to be unreasonably withheld or delayed), and except with respect to the Gamehost Proposed Transactions or as otherwise expressly permitted or specifically contemplated by this Agreement (including the Plan of Arrangement) or required by Applicable Laws:
(a)	Gamehost will not take any action that could reasonably be expected to preclude, delay or have an adverse effect on the Arrangement or would render, or may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect;

(b)	Gamehost will promptly disclose in writing to Onco US any material change (actual, anticipated, contemplated or, to the knowledge of Gamehost threatened, financial or otherwise) in its business, operations, affairs, assets, capitalization, financial condition, prospects, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise which may reasonably be expected to preclude, delay or have an adverse effect on the Arrangement, or of any change in any representation or warranty provided by Gamehost in this Agreement which change is or may be of such a nature to render any representation or warranty misleading or untrue in any material respect and Gamehost shall in good faith discuss with Onco Alberta any change in circumstances (actual, anticipated, contemplated, or to the knowledge of Gamehost, threatened) which is of such a nature that there may be a reasonable question as to whether disclosure in writing need to be given to Onco US pursuant to this provision;

(c)	Gamehost will ensure that it has available funds under its lines of credit or other bank facilities to permit the payment of the maximum amount which may be required by Section 7.3 having regard to its other liabilities and obligations, and shall take all such actions as may be necessary to ensure that it maintains such availability to ensure that it is able to pay such amount if required;

(d)	Gamehost will not:
(i)	amend the Gamehost Indenture;

(ii)	split, combine or reclassify any of the Gamehost Units;

(iii)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Gamehost;

(iv)	reorganize, amalgamate, merge or otherwise combine Gamehost with any other Person;

(v)	enter into an arrangement or other transaction with any other Person under which the Gamehost Units are exchanged for securities of any other Person; or

(vi)	enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;
with Gamehost acknowledging that Onco US will only provide its written consent if appropriate adjustments are made, if necessary, to the number of Gamehost Units to be received by New Onco under the Arrangement;

(e)	Gamehost will not declare, set aside or pay any distribution or payment (whether in cash, shares or property) in respect of the outstanding Gamehost Units other than distributions that are declared and paid in the ordinary course of business consistent with past practice;

(f)	Gamehost will use its reasonable commercial efforts to satisfy or cause satisfaction of the conditions set forth in Sections 5.1, 5.2 and 5.3 as soon as reasonably possible following execution of this Agreement to the extent that the satisfaction of the same is within the control of Gamehost;

(g)	Gamehost will provide notice to Onco US of the Gamehost Meeting and allow Onco US’s representatives to attend such meeting;

(h)	subject to compliance by Onco US with Section 3.2(m), as modified by any exemptive relief granted by securities regulatory authorities, Gamehost will ensure that the Gamehost Information Circular provides Gamehost Security Holders with information required by Applicable Law, and will set out the Onco Information in the Gamehost Information Circular in the form approved by Onco US and shall include or incorporate by reference, without limitation, the unanimous determination of the Gamehost Board of Trustees that the Arrangement is fair to the Gamehost Security Holders and is in the best interests of Gamehost and the Gamehost Security Holders, and include the unanimous recommendation of the Gamehost Board of Trustees that the Gamehost

Security Holders vote in favour of the Gamehost Resolution; provided that, for greater certainty, the Gamehost Board of Trustees shall only be entitled to withdraw, modify or change the recommendation regarding the Arrangement in response to an Alternative Proposal where Gamehost has complied with the provisions of Section 3.4 and 7.3;

(i)	except for proxies and other non-substantive communications with security holders, Gamehost will furnish promptly to Onco US or Onco US’s counsel, a copy of each notice, report, schedule or other document delivered, filed or received by Gamehost in connection with:
(i)	the Arrangement;

(ii)	the Gamehost Meeting;

(iii)	any filings under Applicable Laws in connection with the transactions contemplated hereby; and

(iv)	any dealings with Governmental Entities in connection with the transactions contemplated hereby;
(j)	Gamehost will solicit proxies to be voted at the Gamehost Meeting in favour of matters to be considered at the Gamehost Meeting, including the Gamehost Resolution;

(k)	Gamehost will conduct the Gamehost Meeting in accordance with the Gamehost Trust Indenture and any instrument governing the Gamehost Meeting (including, without limitation, the Interim Order) as applicable, and as otherwise required by Applicable Laws;

(l)	Gamehost will make all necessary filings and applications under Applicable Laws required to be made on the part of Gamehost in connection with the transactions contemplated herein and shall take all reasonable action necessary to be in compliance with such Applicable Laws;

(m)	Gamehost will promptly advise Onco US of the number of Gamehost Units for which Gamehost receives notices of dissent or written objections to the Arrangement and provide Onco US with copies of such notices and written objections; and

(n)	Gamehost shall use its commercially reasonable efforts to apply for and obtain from the applicable Canadian securities regulatory authorities an exemption from the requirement to include in the Gamehost Information Circular financial statements for Onco BC, Onco Alberta or any other applicable Onco US Subsidiary as prescribed by Item 14 of Form 51-102F5 to National Instrument 51-102 — Continuous Disclosure Obligations.
3.2 Covenants of Onco US
Onco US hereby covenants that, from the date hereof until the earlier of the Effective Date and the date of the termination of this Agreement, except with the prior written consent of Gamehost (such consent not to be unreasonably withheld or delayed), and except with respect to the Pre-Arrangement Transactions or as otherwise expressly permitted or specifically contemplated by this Agreement (including the Plan of Arrangement) or as required by Applicable Laws:
(a)	each of Onco BC and Onco Alberta will not:
(i)	amend its constating documents;

(ii)	split, combine or reclassify any of its common shares;

(iii)	adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation or reorganization;

(iv)	reorganize, amalgamate, merge or otherwise combine with any other Person; or

(v)	enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;
(b)	each of Onco BC and Onco Alberta will not:
(i)	declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its outstanding securities;

(ii)	issue, grant, sell or pledge any of its securities, including, without limitation, securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any of its shares;

(iii)	redeem, purchase or otherwise acquire any of its outstanding securities; or

(iv)	enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;
except, in each case, to the extent that such action or matter would not preclude, delay or have an adverse effect on, the Arrangement (including the benefit thereof to Gamehost);
(c)	each of Onco BC and Onco Alberta will not:
(i)	acquire (by consolidation or acquisition of shares or assets) any corporation, trust, partnership or other business organization or division thereof, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer;

(ii)	incur any indebtedness for borrowed money that is not repaid prior to the Effective Time or incur any other material liability or obligation;

(iii)	issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity;

(iv)	enter into any hedges, swaps or other financial instruments or like transactions;

(v)	enter into any material contract; or

(vi)	authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

except:

(vii)	in the ordinary course of business consistent with past practice in respect of matters for which the approval of its board of directors is not required;

(viii)	with the consent of Gamehost, not to be unreasonably withheld; or

(ix)	if in connection with any such action or matter it obtains contractual covenants by the counterparty or counterparties which allow it to assign any and all rights and obligations it acquires or assumes as a result of such transaction to New Onco without consent of the counterparty or counterparties and which provides that there is no further recourse to it in respect of any such obligations after such assignment (and such rights and obligations are assigned to Onco Alberta Subco at the Effective Time under the Divestiture Agreement);
provided that in each case with respect to subsections (vii), (viii) and (ix) above, such action or matter would not preclude, delay or have an adverse effect on, the Arrangement (including the benefit thereof to Gamehost);

(d)	each of Onco BC and Onco Alberta, and each of their Subsidiaries, will not take any action that could reasonably be expected to preclude, delay or have an adverse effect on the Arrangement (including the benefit thereof to Gamehost) or would render, or may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect;

(e)	Onco US will promptly disclose in writing to Gamehost any Material Adverse Change, or of any change in any representation or warranty provided by Onco US in this Agreement which change is or may be of such a nature to render any representation or warranty misleading or untrue in any material respect and Onco US shall in good faith discuss with Gamehost any change in circumstances (actual, anticipated, contemplated, or to the knowledge of Onco US, threatened) which is of such a nature that there may be a reasonable question as to whether disclosure in writing need to be given to Gamehost pursuant to this provision;

(f)	Onco US will ensure that it has available funds under its lines of credit or other bank facilities to permit the payment of the maximum amount which may be required by Section 7.3 having regard to its other liabilities and obligations, and shall take all such actions as may be necessary to ensure that it maintains such availability to ensure that it is able to pay such amount if required;

(g)	Onco US will use its reasonable commercial efforts to satisfy or cause satisfaction of the conditions set forth in Sections 5.1, 5.2 and 5.3 as soon as reasonably possible following execution of this Agreement to the extent that the satisfaction of the same is within the control of Onco US or any of its Subsidiaries;

(h)	Onco US and its Subsidiaries, as applicable, will complete the Pre-Arrangement Transactions prior to the Effective Time;

(i)	prior to the date on which Gamehost and Onco US shall seek the Final Order as contemplated by Section 2.1(c) of this Agreement, Onco BC shall be continued under the Laws of the Province of Alberta such that it is a corporation governed by the ABCA and is not an unlimited liability corporation under the ABCA;

(j)	prior to the date on which Gamehost and Onco US shall seek the Final Order as contemplated by Section 2.1(c) of this Agreement, Onco Alberta shall be continued under the Laws of the Province of Alberta such that it is a corporation governed by the ABCA;

(k)	prior to the date on which Gamehost and Onco US shall seek the Interim Order as contemplated by Section 2.1(a) of this Agreement, Onco US shall file, proceed with and diligently prosecute an application for the Initial Court Order (with notice of the application for the Initial Court Order provided to the parties agreed to by Gamehost and Onco US prior to the entering into of this Agreement at the times agreed to by Gamehost and Onco US or as otherwise directed by the Court);

(l)	in seeking any consents to complete the transactions contemplated by the Divestiture Agreement, Onco US and its Subsidiaries, as applicable, will use its reasonable commercial efforts to obtain a release from such counterparties of any of Onco BC’s and Onco Alberta’s obligations and liabilities which are to be assigned to or assumed by Onco Alberta Subco from such counterparties at the Effective Time under the Divestiture Agreement, such release to be effective at the Effective Time.

(m)	Onco US will assist Gamehost in the preparation of the Gamehost Information Circular and provide to Gamehost, in a timely and expeditious manner, all Onco Information for inclusion in the Gamehost Information Circular and any amendments or supplements thereto, in each case complying in all material respects with all applicable legal requirements on the date of issue thereof and, in particular, to enable Gamehost to meet the standard in Item 14 of Form 51-102F5 to National Instrument 51-102 — Continuous Disclosure Obligations, including without limitation, unless Gamehost obtains an exemption from the applicable securities regulatory authorities of such requirements, required financial statements and any associated audit reports, review engagement reports and auditor consents;

(n)	Onco US and its Subsidiaries will furnish promptly to Gamehost or Gamehost’s counsel, a copy of each notice, report, schedule or other document delivered, filed or received by them in connection with:
(i)	the Arrangement;

(ii)	any filings under Applicable Laws in connection with the transactions contemplated hereby; and

(iii)	any dealings with Governmental Entities in connection with the transactions contemplated hereby;
(o)	Onco US and each of its Subsidiaries will make all necessary filings and applications under Applicable Laws, required to be made on its part in connection with the transactions contemplated herein and shall take all reasonable action necessary to be in compliance with such Applicable Laws;

(p)	Onco US and each of its Subsidiaries will, within three Business Days of it receiving from a taxing authority any audit inquiry, assessment, reassessment, confirmation or variation of an assessment, indication that a tax assessment or reassessment is being considered or is pending, request for filing of a waiver or extension of time or any other notice in writing related to taxes, interest penalties, income, losses, or tax pools (an “Assessment”), insofar as such Assessment may have an impact on the Tax Pools or otherwise affect Onco BC and/or Onco Alberta, deliver to Gamehost a copy thereof together with a statement setting out, to the extent then determinable, an estimate of the obligations, if any, of Onco BC and/or Onco Alberta on the assumption that the Assessment is valid; and

(q)	Onco US and its Subsidiaries will not exercise any dissent rights under the ABCA with respect to the Arrangement and the transactions contemplated thereby.

3.3 Mutual Covenants Regarding the Arrangement
From the date hereof until the Effective Date, each of the Parties hereto will use its reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under Applicable Laws to complete the Arrangement, including using reasonable commercial efforts:
(a)	to obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases and other contracts;

(b)	to obtain all necessary consents, assignments, waivers and amendments to or terminations of any instruments and take such measures as may be appropriate to fulfill its obligations hereunder and to carry out the transactions contemplated hereby;

(c)	to prepare and deliver all documents and take all actions required to implement the Arrangement at the Effective Time including, the transfer by Onco BC and Onco Alberta of all of their assets and liabilities to Onco Alberta Subco (except the shares of Onco Alberta owned by Onco BC) at the Effective Time under the Divestiture Agreement;

(d)	to effect all necessary registrations and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Arrangement, and each of the Parties hereto will use its reasonable commercial efforts to cooperate with the other in connection with the performance by the other of their obligations under this Section 3.3 including, without limitation, continuing to provide reasonable access to information and to maintain ongoing communications as between representatives of Gamehost and Onco US;

(e)	[intentionally deleted.]

(f)	reasonably cooperate and consult with the Other Party and its tax advisors on the preparation of the information for the Tax Return of Onco BC and Onco Alberta for the year ended December 31, 2009 (including, in respect of Onco BC and Onco Alberta, providing the Other Party with access to the Onco Books and Records);

(g)	use their reasonable commercial efforts to cause the mailing of the Gamehost Information Circular to the Gamehost Security Holders to occur as soon as reasonably practicable following the date hereof and in any event by March 31, 2010 (the “Mailing Deadline”); and

(h)	to obtain and maintain the Onco Required Approvals and the Gamehost Required Approvals which must be obtained from Governmental Entities, including making as promptly as practicable all filings and submissions that are required or are otherwise advisable in order to obtain such approvals and will reasonably cooperate with each other in the preparation of such filings and submissions and the provision of any supplemental information that may be requested or required by Governmental Entities including:
(i)	providing each other with drafts of documentation for review and reasonable comment prior to submission with Governmental Entities; and

(ii)	keeping each other informed as to developments regarding the obtaining of such regulatory approvals.

3.4 Mutual Covenants Regarding Non-Solicitation
(a)	Each Party shall immediately cease and cause to be terminated all existing discussions and negotiations (including, without limitation, through any advisors or other parties on its behalf), if any, with any parties conducted before the date of this Agreement with respect to any Acquisition Proposal and shall immediately request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with such Party relating to an Acquisition Proposal and shall use all reasonable commercial efforts to ensure that such requests are honoured.

(b)	Neither Party shall, directly or indirectly, do or authorize or permit any of its officers, directors or employees or any financial advisor, expert or other representative retained by it to do, any of the following:
(i)	solicit, facilitate, initiate or encourage any Acquisition Proposal;

(ii)	enter into or participate in any discussions or negotiations regarding an Acquisition Proposal, or furnish to any other Person any information with respect to its business, properties, operations, prospects or conditions (financial or otherwise) in connection with an Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt of any other Person to do or seek to do any of the foregoing;

(iii)	waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits under confidential information agreements executed in connection with an Acquisition Proposal, including, without limitation, any “standstill provisions” thereunder; or

(iv)	accept, recommend, approve or enter into an agreement to implement an Acquisition Proposal;
provided, however, that notwithstanding any other provision of this Agreement, each Party and its officers, directors and advisers may:
(v)	enter into or participate in any discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, after the date of this Agreement, by such Party or any of its officers, directors or employees or any financial advisor, expert or other representative retained by it, whether or not such solicitation, initiation or encouragement was in relation to an Acquisition Proposal or a transaction that would constitute an Acquisition Proposal but for the fact that such transaction does not preclude, delay or have an adverse effect on, the Arrangement) has made a written bona fide Material Acquisition Proposal which the Onco Alberta Board of Directors, the Onco BC Board or the Gamehost Board of Trustees, as the case may be, determines in good faith that the funds or other consideration necessary for the Material Acquisition Proposal are likely to be available (an “Alternative Proposal”) and, subject to execution of a confidentiality agreement with a standstill covenant that prevents such third party from making an Acquisition Proposal without the written consent of the Onco Alberta Board of Directors, the Onco BC Board or the Gamehost Board of Trustees, as the case may be, (provided that such confidentiality agreement shall provide for disclosure thereof (along with all information provided thereunder) to the Other Party as set out below), may furnish to such third party information concerning such Party and its business, properties and assets if:
(A)	the Onco Alberta Board of Directors, the Onco BC Board or the Gamehost Board of Trustees, as the case may be, has received the advice of outside counsel that it is necessary to do so in order to properly discharge its fiduciary duties under Applicable Laws or the constating documents of such Party; and

(B)	prior to furnishing such information to or entering into or participating in any such discussions or negotiations with such third party, such Party provides prompt notice to the Other Party to the effect that it is furnishing information to or entering into or participating in discussions or negotiations with such third party together with a copy of the confidentiality agreement referenced above and if not previously provided to the Other Party, copies of all information provided to such third party that is relevant to the Arrangement concurrently with the provision of such information to such third party, and provided further that such Party shall notify the Other Party orally of, and disclose in writing, any inquiries, offers or proposals with respect to an Alternative Proposal (which written disclosure shall include, without limitation, a copy of any such proposal (and any amendments or supplements thereto), the identity of the third party making it, if not previously provided to the Other Party, copies of all information provided to such third party and all other information reasonably requested by the Other Party), within 24 hours of the receipt thereof, shall keep the Other Party informed of the status and details of any such inquiry, offer or proposal and answer the Other Party’s questions with respect thereto; or
(vi)	accept, recommend, approve or enter into an agreement to implement an Alternative Proposal, if the Onco Alberta Board of Directors, the Onco BC Board or the Gamehost Board of Trustees, as the case may be, determines the Alternative Proposal to be in the best interests of its security holders, as the case may be, and such Party complies with its obligations set forth in Section 3.4(c) and Onco US or Gamehost, as the case may be, terminates this Agreement in accordance with Section 7.1(b)(iv) and concurrently therewith pays the amount required by Section 7.3 to the Other Party.
(c)	Each Party in receipt of an Alternative Proposal (a “Receiving Party”) shall give the Other Party (the “Responding Party”), orally and disclose in writing, at least three Business Days advance notice of any decision by the Onco Alberta Board of Directors, the Onco BC Board or the Gamehost Board of Trustees, as the case may be, to accept, recommend, approve or enter into an agreement to implement an Alternative Proposal, which notice shall confirm that the Onco Alberta Board of Directors, the Onco BC Board or the Gamehost Board of Trustees, as the case may be, of the Receiving Party has determined that such Acquisition Proposal constitutes an Alternative Proposal, shall identify the third party making the Alternative Proposal and shall provide a true and complete copy thereof and any amendments thereto. During such three Business Day period, the Receiving Party agrees not to accept, recommend, approve or enter into any agreement to implement such Alternative Proposal and not to release the third party making the Alternative Proposal from any standstill provisions and shall not withdraw, redefine, modify or change its recommendation in respect of the Arrangement.

(d)	Each Party agrees that all information that may be provided to it by the Other Party with respect to any Alternative Proposal pursuant to this Section 3.4 shall be confidential and shall not be disclosed or used except in order to enforce its rights under this Agreement in legal proceedings.

(e)	Each Party shall ensure that its and its Subsidiaries officers, directors and employees and any investment bankers or other advisers or representatives retained by it or its Subsidiaries are aware of the provisions of this Section 3.4. Gamehost shall be responsible for any breach of this Section 3.4 by its or its Subsidiaries officers, directors, trustees, employees, investment bankers, advisers or representatives, and Onco US shall be responsible for any breach of this Section 3.4 by its or its Subsidiaries officers, directors, employees, investment bankers, advisers or representatives.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
4.1 Representations and Warranties of Gamehost
Gamehost hereby makes the representations and warranties set forth in this Section 4.1 to and in favour of Onco US and acknowledges that Onco US is relying upon such representations and warranties in connection with the matters contemplated by this Agreement.
(a)	Organization and Qualification. Gamehost is a trust duly created and validly existing under the Laws of the Province of Alberta and has the requisite trust power and authority to own its assets and to conduct its affairs as now conducted.

(b)	Authority Relative to this Agreement.
(i)	Gamehost has the requisite trust power and authority to execute this Agreement and to carry out its obligations hereunder.

(ii)	The execution and delivery of this Agreement has been duly authorized by the Gamehost Board of Trustees and no other proceedings on the part of Gamehost are necessary to authorize this Agreement.

(iii)	This Agreement has been duly executed and delivered by Gamehost and constitutes a legal, valid and binding obligation of Gamehost enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.
(c)	No Violations. Except as contemplated by this Agreement, other than in connection with or in compliance with the provisions of Applicable Laws or which are required to be filed post Arrangement:
(i)	there is no legal impediment to Gamehost’s consummation of the Arrangement; and

(ii)	no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required of Gamehost in connection with the consummation of the Arrangement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have an adverse effect on the ability of Gamehost to consummate the Arrangement.
(d)	Board Approval. The Gamehost Board of Trustees has unanimously approved the Arrangement and approved this Agreement, has unanimously determined that the Arrangement and this

Agreement are in the best interests of Gamehost and the Gamehost Security Holders and has unanimously determined that the Arrangement is fair to Gamehost Security Holders and has resolved to unanimously recommend approval of the Gamehost Resolution by the Gamehost Security Holders.

(e)	Litigation. There are no actions, suits or proceedings in existence or pending or, to the knowledge of Gamehost, threatened or for which there is a reasonable basis, affecting or that would affect Gamehost at law or in equity or before or by any court or Governmental Entity which action, suit or proceeding involves a possibility of any judgment against or liability of Gamehost which, if successful would have a Material Adverse Effect on Gamehost or which may reasonably be expected to preclude, delay or have an adverse effect on the Arrangement or on the ability of Gamehost to consummate the Arrangement.

(f)	Capitalization. As of the date hereof, there are 11,773,153 Gamehost Units (as such term is defined in the Plan of Arrangement) issued and outstanding in the capital of Gamehost and there are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Gamehost of any securities of Gamehost or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of Gamehost, other than the 9,334,400 Gamehost Subsidiary LP Exchangeable Units which are exchangeable, at any time at the option of the holders thereof for no additional consideration, for Gamehost Units on a one for one basis. All outstanding Gamehost Units have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights.

(g)	Status of Gamehost Inc. New Common Shares. The Gamehost Inc. New Common Shares (as such term is defined in the Plan of Arrangement) which will be owned by New Onco (as such term is defined in the Plan of Arrangement) on the Effective Date immediately following the completion of the Arrangement will, on such date, be freely transferable shares with no restrictions on trading or hold periods under applicable Canadian Securities Laws.

(h)	Reporting Issuer Status and Canadian Securities Laws Matters. Gamehost is, and Gamehost Inc. (created in accordance with Section 2.2(h) of the Plan of Arrangement) will be, a “reporting issuer” and not on the list of reporting issuers in default under applicable Canadian Securities Laws in British Columbia, Alberta and Ontario. No delisting, suspension of trading in or cease trading order with respect to any securities of Gamehost and, to the knowledge of Gamehost, no inquiry or investigation (formal or informal) of any Governmental Entity, is in effect or ongoing or, to the knowledge of Gamehost, expected to be implemented or undertaken.

(i)	Public Filings. Gamehost has filed in the Gamehost Public Record all documents required to be filed by it in accordance with applicable Canadian Securities Laws. All such documents and information comprising the Gamehost Public Record, as of their respective dates (and the dates of any amendments thereto), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (ii) complied in all material respects with the requirements of applicable Canadian Securities Laws, and any amendments to the Gamehost Public Record required to be made have been filed as required. Gamehost has not filed any confidential material change report with any securities authorities that at the date of this Agreement remains confidential.

(j)	Funds Available. The aggregate cash to be loaned by Gamehost to Onco US or one of its Subsidiaries pursuant to the Arrangement is available to Gamehost and will be available at the

Effective Time so that Gamehost will be able to make such loan in accordance with the terms of the Plan of Arrangement.

(k)	Financial Statements. As of their respective dates, the Gamehost Financial Statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and complied in all material respects with all Applicable Laws. The Gamehost Financial Statements were prepared in accordance with GAAP (except (x) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Gamehost’s independent auditors or (y) in the case of unaudited interim statements, to the extent they may not include footnotes, are subject to normal year end adjustments or may be condensed or summary statements), and present fairly in all material respects in accordance with GAAP the consolidated financial position, results of operations and changes in financial position of Gamehost on a consolidated basis as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments) and reflect appropriate and adequate reserves in all material respects in respect of contingent liabilities, if any, of Gamehost on a consolidated basis.

(l)	No Material Adverse Change. Since September 30, 2009, other than as disclosed in the Gamehost Public Record, there has not been any Material Adverse Change in respect of Gamehost.

(m)	Disclosure. To the knowledge of Gamehost, Gamehost has not withheld from Onco US any material information that would reasonably be expected to disclose that Gamehost is unable to complete all or any material part of the transactions contemplated as part of the Arrangement. No representation or warranty of Gamehost contained herein contains or will contain any untrue statement of a material fact or omits to state a material fact which is necessary in order to make the statements herein not misleading.
4.2 Representations and Warranties of Onco US
Onco US hereby makes the representations and warranties set forth in this Section 4.2 to and in favour of Gamehost and acknowledges that Gamehost is relying upon such representations and warranties in connection with the matters contemplated by this Agreement.
(a)	Organization and Qualification.
(i)	Each of Onco US, Onco Alberta and Onco BC are, and each of Onco Alberta Subco and New Onco will be, corporations duly incorporated or amalgamated and validly existing under the Laws of their respective jurisdictions of incorporation, amalgamation or continuance;

(ii)	Each of Onco US, Onco Alberta and Onco BC has, and each of Onco Alberta Subco and New Onco will have, the requisite corporate power and authority to own their assets as now owned, or to be owned, and to carry on their business as now conducted, or as to be conducted.

(iii)	Copies of the constating documents of Onco Alberta and Onco BC and any material contracts of either them provided to Gamehost, together with all amendments to date, are accurate and complete as of the date hereof and have not been amended or superseded.

(b)	Authority Relative to this Agreement.
(i)	Each of Onco US, Onco Alberta and Onco BC has the requisite corporate power and authority to execute this Agreement and/or any agreements contemplated hereby, as applicable, and to carry out its obligations hereunder and thereunder, as applicable.

(ii)	The execution and delivery of this Agreement has been duly authorized by each of the Onco US Board of Directors, the Onco Alberta Board of Directors and the Onco BC Board of Directors and no other proceedings on the part of any of Onco US, Onco Alberta or Onco BC are necessary to authorize this Agreement.

(iii)	This Agreement has been duly executed and delivered by each of Onco US, Onco Alberta and Onco BC and constitutes a legal, valid and binding obligation of each of them enforceable against each of them in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.
(c)	No Violations. Except as contemplated by this Agreement, other than in connection with or in compliance with the provisions of Applicable Laws or which are required to be filed post Arrangement:
(i)	there is no legal impediment to any of Onco US’s, Onco Alberta’s or Onco BC’s consummation of the Arrangement; and

(ii)	no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required of any of Onco US, Onco Alberta or Onco BC in connection with the consummation of the Arrangement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have an adverse effect on the ability of Onco US, Onco Alberta or Onco BC to consummate the Arrangement.
(d)	Board Approval. The Onco Alberta Board of Directors and the Onco BC Board of Directors have each unanimously approved the Arrangement and approved this Agreement. The Onco US Board of Directors has unanimously approved the delegation of authority with respect to the subject matter of this Agreement to the officers of Onco US, including without limitation the approval of the Arrangement and this Agreement.

(e)	Litigation. There are no actions, suits or proceedings in existence or pending or, to the knowledge of Onco US, threatened or for which there is a reasonable basis, affecting or that would affect Onco US, Onco Alberta or Onco BC at law or in equity or before or by any court or Governmental Entity which action, suit or proceeding involves a possibility of any judgment against or liability of Onco US, Onco Alberta or Onco BC which, if successful, would have a Material Adverse Effect on Onco Alberta or Onco BC or which may reasonably be expected to preclude, delay or have an adverse effect on the Arrangement or on the ability of Onco US and its Subsidiaries to consummate the Arrangement.

(f)	Reporting Issuer Status. Neither Onco BC nor Onco Alberta is a reporting issuer (where such concept exists), or the equivalent thereof, under the securities legislation of any jurisdiction including, but not limited to, Canadian Securities Laws and US Securities Laws.

(g)	Capitalization.
(i)	The authorized capital of Onco Alberta consists of an unlimited number of Onco Alberta Shares and an unlimited number of each of Class B shares, Class C shares, Class D shares, Class E shares and Class F shares. As of the date hereof, there were issued and outstanding 100 Onco Alberta Shares, all of which are owned by Onco BC, and there are no other shares or options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Onco Alberta of any securities of Onco Alberta (including Onco Alberta Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of Onco Alberta (including Onco Alberta Shares). All outstanding Onco Alberta Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights.

(ii)	The authorized capital of Onco BC consists of an unlimited number of Onco BC Class A Shares and an unlimited number of Onco BC Class B Shares. As of the date hereof, there were issued and outstanding 100 Onco BC Class A Shares, all of which are owned by a Subsidiary of Onco US and 124,616,611 Onco BC Class B Shares, all of which are owned by Onco US, and there are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Onco BC of any securities of Onco BC (including Onco BC Class A Shares or Onco BC Class B Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of Onco BC Class A Shares or Onco BC Class B Shares (including Onco BC Class A Shares or Onco BC Class B Shares). All outstanding Onco BC Class A Shares or Onco BC Class B Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights.
(h)	Financial Information. As of the respective dates indicated therein, the Onco Financial Information did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The Onco Financial Information presents fairly in all material respects the financial position, results of operations and changes in financial position reflected therein as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments) and reflects appropriate and adequate reserves in all material respects in respect of contingent liabilities, if any, where necessary.
(i)	Absence of Liabilities. Each of Onco BC and Onco Alberta, and any successor corporations thereto, will, after the Effective Time, not have any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the activities, affairs or business of any of them which occurred prior to the Effective Time, including without limitation, as a result of:
(i)	Claims relating to the Intellectual Property of any of them or the activity of any of them and/or of their Subsidiaries in relation to the Intellectual Property, including without limitation the development, reproduction, use, and sale or distribution, of all or any part thereof, which infringes upon, or misappropriates, the Intellectual Property Rights of any third Person;

(ii)	Claims relating to Taxes of any of them for any period of time prior to the Effective Time;

(iii)	Claims related to any public disclosure of Onco Alberta, including without limitation the Onco Alberta Public Record and any disclosure relating to Onco US, Onco BC, Onco Alberta or any of their Subsidiaries included in Gamehost Information Circular (based on information provided by or approved by Onco US), for any period of time prior to the Effective Time;

(iv)	any violation of Applicable Laws, including without limitation applicable Canadian Securities Laws or US Securities Laws, that occurred prior to the Effective Time;

(v)	any failure to comply with the terms of any agreements, contracts, indentures, licenses, permits, approvals to which it is or was party or which it is or was subject to, or which has been entered into on its behalf or its constating documents;

(vi)	Claims relating to the operation, performance, warranty, maintenance, service, malfunction or liability of its products prior to the Effective Time;

(vii)	Claims relating to workers’ compensation, including without limitation, premiums in Canada or the United States;

(viii)	Claims relating to personal injuries or property damage; or

(ix)	Claims relating to violations of Environmental Laws or the release of Hazardous Substances;
except, in each case;
(A)	as has been assumed by Onco Alberta Subco and is the subject of the trust conditions of the Divestiture Agreement; or

(B)	any liabilities or obligations of Onco BC or Onco Alberta resulting from completion of the Arrangement, including the obligation to repay the amounts loaned to it by Gamehost under the Plan of Arrangement or to satisfy the dissent rights granted to Gamehost Security Holders pursuant to the Interim Order;
(j)	Disclosure. To the knowledge of Onco US, Onco US and its Subsidiaries have not withheld from Gamehost any material information or documents concerning the Subsidiaries of Onco US that would reasonably be expected to disclose that a Material Adverse Change had occurred in respect of Onco BC or Onco Alberta after December 10, 2007. No representation or warranty of Onco US contained herein contains or will contain any untrue statement of a material fact or omits to state a material fact which is necessary in order to make the statements herein not misleading.

(k)	Tax Representations:
(i)	Place of Principal Offices. Neither the principal office of Onco BC or Onco Alberta is located within the United States;

(ii)	Investment Company. Neither Onco BC nor Onco Alberta is an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended;

(iii)	Tax Returns. Each of Onco BC and Onco Alberta, and each of their respective Subsidiaries, has duly and timely filed in the prescribed manner and within the prescribed time with all appropriate Governmental Entities all Tax Returns that it is required to file in respect of any Taxes in respect of any provision in applicable tax legislation, for all fiscal and other reporting periods ending prior to the date hereof, and all of which are, to the best of Onco US’s knowledge, true, correct and complete in all material respects;

(iv)	Sales Tax. Each of Onco BC and Onco Alberta, and each of their respective Subsidiaries, has complied with all registration, reporting, collection and remittance requirements in respect of all federal and provincial sales tax legislation including but not limited to the Excise Tax Act (Canada);

(v)	Tax Information. Onco US has provided to Gamehost copies of all tax related materials requested by Gamehost insofar as they relates to Onco BC or Onco Alberta and/or the Tax Pools, including Tax Returns, electronic copies of the general ledger and copies of legal entity financial statements, elections, designations, audit undertakings, notices of determination of loss, all working papers, calculations and schedules relating thereto, together with all communications relating thereto from any Governmental Entities and the response, if any, from Onco US or any of its Subsidiaries to such communications;

(vi)	Assessments or Reassessments. Insofar as the following relates to Onco BC or Onco Alberta and/or the Tax Pools:
(A)	There are no assessments or reassessments of any Taxes that have been issued and are outstanding pursuant to which there are any amounts owing;

(B)	None of Onco US or any of its Subsidiaries is negotiating any draft assessment or reassessment with any Governmental Entity;

(C)	None of Onco US or any of its Subsidiaries is aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment including, without limitation, aggressive treatment of income, expenses, deductions, credits or other claims for deduction or credit under any Tax Returns;

(D)	None of Onco US or any of its Subsidiaries has received any indication from any Governmental Entity that an assessment or reassessment is proposed in respect of any Taxes, regardless of its merits;

(E)	None of Onco US or any of its Subsidiaries has executed or filed with any Governmental Entity any agreement extending the period for the filing of any Tax Returns or for the assessment, reassessment or collection of any Taxes; and

(F)	No Governmental Entity has challenged or disputed the federal tax account balances set forth in the Onco Disclosure Letter;
(vii)	Acquisition of Control. Based on the generally accepted interpretation of the ITA as of the date hereof, during the period commencing January 1, 1994 and ending immediately prior to the date hereof, there has not been any “acquisition of control” of either Onco BC or Onco Alberta, as that term is used for purposes of the ITA. Notwithstanding the foregoing or anything else in this Agreement to the contrary, (i) it is hereby acknowledged and agreed that this representation and warranty is not provided at the time of execution of this Agreement as contemplated in the introductory sentence and (ii) Onco US hereby covenants and agrees with Gamehost that it will provide this representation and warranty to Gamehost prior to the closing of the transaction contemplated by this Agreement which representation and warranty will then be governed by the provisions of section 5.2(a) as if it had been provided at the time of execution of this Agreement;
(viii)	Residency. Each of Onco BC and Onco Alberta is and has been since its inception, resident in Canada and a “taxable Canadian corporation”, both for purposes of the ITA; and

(ix)	Income. Neither Onco BC nor Onco Alberta have had any taxable income since December 31, 2008, and will not have had any taxable income between the date hereof and the Effective Time, in each case to the extent that such taxable income could be expected to result in any material impairment of, or materially adversely affect reduce or otherwise have any material adverse effect on the Tax Pools.
4.3 Limitations on Claims for Losses
Any claim for Losses (as such term is defined in the Indemnity Agreement) that may be brought by a Party after the Effective Time in respect of a breach of the representations and warranties contained in Sections 4.1 or 4.2 or any of the covenants or obligations contained herein shall be subject to the provisions of the Indemnity Agreement and no claim for Losses in respect of a breach of such representations and warranties, covenants or obligations may be brought under this Agreement by a Party after the Effective Time. For greater certainty, a Party may make any claim against another Party or Parties in respect of a breach of the representations and warranties contained in Sections 4.1 or 4.2 or any of the covenants or obligations contained herein before the Effective Time and may seek to enforce the covenants and obligations of another Party contained herein after the Effective Time. Any such claims shall be subject to the limits on liability as set forth in the Indemnity Agreement, which limits on liability are adopted herein whether or not the Indemnity Agreement is executed.
ARTICLE 5
CONDITIONS PRECEDENT
5.1 Mutual Conditions Precedent
The respective obligations of the Parties to consummate the transactions contemplated hereby, and in particular the Arrangement, are subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions, any of which may be waived by the mutual consent of such Parties without prejudice to their right to rely on any other of such conditions:
(a)	the Interim Order:
(i)	shall have been granted in form and substance satisfactory to each of Gamehost and Onco US, acting reasonably; and

(ii)	shall not have been set aside or modified in a manner unacceptable to either Gamehost or Onco US, acting reasonably, on appeal or otherwise;

(b)	the Gamehost Resolution shall have been passed by the requisite majority of Gamehost Security Holders specified in the Interim Order and in form and substance satisfactory to each of Gamehost and Onco US, acting reasonably;

(c)	the Final Order shall have been granted in form and substance satisfactory to each of Gamehost and Onco US, acting reasonably, and shall not have been set aside or modified in any manner unacceptable to either Gamehost or Onco US, acting reasonably, on appeal or otherwise;

(d)	the Articles of Arrangement to be filed with the Registrar in accordance with the Arrangement shall be in form and substance satisfactory to each of Gamehost and Onco US, acting reasonably and be capable of being filed in sufficient time to ensure that the Arrangement may become effective on or prior to the Deadline; and

(e)	there shall be no action taken under any existing Applicable Law, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any Governmental Entity, that:
(i)	makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated herein; or

(ii)	results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein.
The foregoing conditions are for the mutual benefit of Onco US and Gamehost and may be asserted by each of Onco US and Gamehost regardless of the circumstances and may be waived by each of Onco US and Gamehost (with respect to such Party) in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Onco US or Gamehost may have.
5.2 Additional Conditions to Obligations of Gamehost
The obligations of Gamehost to consummate the transactions contemplated hereby, and in particular the Arrangement, is subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:
(a)	except as affected by the transactions contemplated by this Agreement, the representations and warranties of Onco US contained in Section 4.2 shall be true in all material respects (provided that those representations which are subject to qualifications or limitations as to materiality or Material Adverse Effect or Material Adverse Change shall be true in all respects) as at the Effective Date, or as at the date specified in such representation or warranty, where applicable, with the same effect as though such representations and warranties had been made at and as of such time and Onco US shall have complied in all material respects with its covenants in this Agreement and Gamehost shall have received a certificate to that effect dated the Effective Date from the Chief Executive Officer and Chief Financial Officer of Onco US acting solely on behalf of Onco US and not in their personal capacity, to the best of their respective information and belief having made reasonable inquiry and Gamehost will have no knowledge to the contrary;

(b)	in the event the Interim Order provides Gamehost Security Holders with dissent rights, holders of not more than 5% of the outstanding Gamehost Units and Gamehost Subsidiary LP Exchangeable Units, collectively, shall have exercised rights of dissent in respect of the Arrangement that have not been withdrawn as of the Effective Date;

(c)	immediately prior to the Effective Time, but after completion of the Pre-Arrangement Transactions, the aggregate amount of the actual tax account balances in respect of the Tax Pools described in lines 1, 2, 3 and 4 less line 5 of the Onco Disclosure Letter shall not be less than 95% of the aggregate amount of the tax account balances set out in lines 1, 2, 3 and 4 less line 5 of the Onco Disclosure Letter, and the applicable expiry horizons of the actual tax account balances in respect of the Tax Pools described in lines 1, 2, 3 and 4 will not be materially different than as set out in the Onco Disclosure Letter;

(d)	at the Effective Time:
(i)	Onco BC, or its successor corporation, shall have no Subsidiaries other than Onco Alberta and Onco Alberta shall have no Subsidiaries other than those being transferred to Onco Alberta Subco or New Onco, whether pursuant to the Arrangement or the Divestiture Agreement or otherwise at the Effective Time and neither shall have agreements of any nature to acquire any Subsidiary, or to acquire or lease any other business, assets or operations;

(ii)	Neither Onco BC nor Onco Alberta shall have in effect any bonus plan, commission plan, profit sharing plan, pension plan, royalty plan or arrangement or employee benefit plan for the benefit of any of its employees, officers, directors or shareholders that will not be terminated or transferred to Onco Alberta Subco or New Onco, whether pursuant to the Arrangement or the Divestiture Agreement or otherwise at the Effective Time;

(iii)	Neither Onco BC nor Onco Alberta will have any officers, employees or consultants other than those being terminated or transferred to Onco Alberta Subco or New Onco, whether pursuant to the Arrangement or the Divestiture Agreement or otherwise at the Effective Time; and

(iv)	There shall be no amounts payable by Onco BC or Onco Alberta under any obligations or liabilities of either of them to pay any amount to their officers, directors, employees or consultants or any other person not dealing at arm’s length with either of them or any associate or affiliate of any such persons including all severance, termination, change of control arrangements, pay to stay or retention arrangements and salaries and bonuses (other than those to be transferred to Onco Alberta Subco or New Onco, whether pursuant to the Arrangement or the Divestiture Agreement or otherwise at the Effective Time) except for any benefits under run off directors’ and officers’ liability insurance maintained by Onco US for the current and former directors and officers of Onco BC and/or Onco Alberta on terms and conditions that the current Onco US Board of directors reasonably determines;
(e)	there shall not have been on or after the date hereof and prior to the Effective Time any legislative enactment, promulgation, or public statement of any change or proposed change in law (including, but not limited to, a proposal to amend the ITA publicly announced by the Department of Finance of Canada) or applicable case law or written and published interpretative guidance or policy of the Canada Revenue Agency or provincial equivalent, that, in the opinion of Gamehost acting reasonably, could be expected to result in any material impairment of, or materially adversely affect:
(i)	the benefit to Gamehost, or the completion, of the Arrangement; or

(ii)	the ability of Onco Alberta to utilize the Tax Pools referred to in the Disclosure Letter after the Effective Date;
(f)	during the period commencing immediately prior to the date hereof and ending immediately prior to the Effective Time, there will not have been any “acquisition of control” of either Onco BC or Onco Alberta, as that term is used for purposes of the ITA with the exception of any “acquisition of control” that may occur on or after the date hereof as a result of the execution of this Agreement or the completion of the transactions contemplated herein, including the Plan of Arrangement;

(g)	the shares of Onco BC to be issued to the Gamehost Security Holders pursuant to the Arrangement shall be conditionally approved for listing so as to be listed and posted for trading on the TSX on the first trading day following the Effective Date;

(h)	Gamehost shall have received resignations and releases, in the form settled between Onco US and Gamehost, each acting reasonably, prior to the Effective Date, from the directors and officers of Onco Alberta and Onco BC;

(i)	between the date hereof and the Effective Time, there shall not have occurred any Material Adverse Change in respect of Onco BC or Onco Alberta;

(j)	Onco Alberta and Onco BC shall each have:
(i)	been added as an additional insured to the general insurance policies; and

(ii)	as a named insured to the directors’ and officers’ liability insurance policy of Onco US or shall have secured “run off” directors’ and officers’ liability insurance;
which policies shall have a scope and coverage no less advantageous in scope and coverage to that provided pursuant to Onco US’s insurance policies immediately prior to the date of this Agreement and, in the case of the “run off” directors’ and officers’ liability insurance policy shall cover claims made prior to or within six years after the Effective Time;
(k)	there shall be no security registrations against either Onco BC, or any successor corporation, or Onco Alberta under the Personal Property Security Act (British Columbia), the Personal Property Security Act (Alberta) or other security registration legislation in other jurisdictions, with the exception of registrations relating to specific goods which, for greater certainty, excludes registrations relating to equipment or other categories of personal property where no specific good is listed, or such other arrangements shall have been made with respect to the discharge of such security registrations as are satisfactory to Gamehost;

(l)	Onco US and New Onco shall have entered into an indemnity agreement indemnifying Onco BC in the form attached hereto as Schedule “B”;

(m)	Onco BC, Onco Alberta, Onco Alberta Subco and New Onco shall have entered into the Divestiture Agreement in the form attached hereto as Schedule “E”;

(n)	The Gamehost Required Approvals shall have been received by Gamehost on a basis acceptable to Gamehost, acting reasonably;

(o)	the Tax Returns of Onco BC and Onco Alberta for the year ended December 31, 2009 shall have been filed on or before the Effective Date in form and content acceptable to Gamehost, acting reasonably;

(p)	prior to the date on which Gamehost and Onco US shall seek the Interim Order as contemplated by Section 2.1(a) of this Agreement, the Initial Court Order shall have been granted in form and substance satisfactory to each of Gamehost and Onco US, acting reasonably, and shall not have been set aside or modified in any manner unacceptable to either Gamehost or Onco US, acting reasonably, on appeal or otherwise; and

(q)	On or before the Effective Time, Onco US shall have provided Gamehost with the representation and warranty referred to in section 4.2(i)(vii).
The conditions in this Section 5.2 are for the exclusive benefit of Gamehost and may be asserted by Gamehost regardless of the circumstances or may be waived by Gamehost in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Gamehost may have.
5.3 Additional Conditions to Obligations of Onco US
The obligations of Onco US to consummate the transactions contemplated hereby, and in particular the Arrangement, is subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:
(a)	except as affected by the transactions contemplated by this Agreement, the representations and warranties of Gamehost contained in Section 4.1 shall be true in all material respects (provided that those representations which are subject to qualifications or limitations as to materiality or Material Adverse Effect or Material Adverse Change shall be true in all respects) as at the Effective Date, or as at the date specified in such representation or warranty, where applicable, with the same effect as though such representations and warranties had been made at and as of such time and Gamehost shall have complied in all material respects with its covenants in this Agreement and Onco US shall have received a certificate to that effect dated the Effective Date from the Chief Executive Officer and Chief Financial Officer of the Gamehost Administrator acting solely on behalf of the Gamehost Administrator and not in their personal capacity, to the best of their respective information and belief having made reasonable inquiry and Onco US will have no knowledge to the contrary;

(b)	Onco BC shall have entered into an indemnity agreement indemnifying Onco US and New Onco in the form attached hereto as Schedule “B”;

(c)	the Onco Required Approvals shall have been received by Onco US on a basis acceptable to Onco US, acting reasonably; and

(d)	prior to the date on which Gamehost and Onco US shall seek the Interim Order as contemplated by Section 2.1(a) of this Agreement, the Initial Court Order shall have been granted in form and substance satisfactory to each of Gamehost and Onco US, acting reasonably, and shall not have been set aside or modified in any manner unacceptable to either Gamehost or Onco US, acting reasonably, on appeal or otherwise.

The conditions in this Section 5.3 are for the exclusive benefit of Onco US and may be asserted by Onco US regardless of the circumstances or may be waived by Onco US in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Onco US may have.
5.4 Notice and Effect of Failure to Comply with Conditions
(a)	Each of Gamehost and Onco US shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof to the Effective Date of any event or state of facts which occurrence or failure would, or would be likely to:
(i)	cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any material respect, or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder;
provided, however, that no such notification will affect the representations or warranties of the Parties or the conditions to the obligations of the Parties hereunder.
(b)	Subject to the provisions of Sections 7.2 and 7.3, if any of the conditions precedents set forth in Sections 5.1, 5.2 or 5.3 hereof shall not be complied with or waived by the Party or Parties for whose benefit such conditions are provided on or before the date required for the performance thereof, then a Party for whose benefit the condition precedent is provided may terminate this Agreement as provided in Section 7.1 hereof; provided that, prior to the filing of the Articles of Arrangement for the purpose of giving effect to the Arrangement, the Party intending to rely thereon has delivered a written notice to the Other Party, specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable conditions precedent. More than one such notice may be delivered by a Party.
5.5 Satisfaction of Conditions
The conditions set out in this Article 5 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties, Articles of Arrangement are filed under the ABCA to give effect to the Arrangement.
ARTICLE 6
AMENDMENT
6.1 Amendment
This Agreement (including the Plan of Arrangement) may at any time and from time to time before or after the holding of the Gamehost Meeting be amended by written agreement of the Parties without, subject to Applicable Law, further notice to or authorization on the part of the Gamehost Security Holders and any such amendment may, without limitation:
(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; or

(d)	waive compliance with or modify any other conditions precedent contained herein;

(e)	provided that no such amendment which is agreed to after the Parties are granted the Interim Order by the Court may reduce or materially adversely affect the consideration to be received by Gamehost Security Holders without approval by the affected security holders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.
ARTICLE 7
TERMINATION
7.1 Termination
(a)	This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Gamehost and Onco US.

(b)	This Agreement may be terminated by either Gamehost or Onco US at any time prior to the Effective Time:
(i)	if the Effective Time has not occurred on or prior to the Deadline, except that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any Party to this Agreement whose failure to fulfill any of its obligations (including those of its Subsidiaries) has been a principal cause of, or resulted in, the failure of the Effective Time to occur by such date;

(ii)	if the Gamehost Meeting is held and the required Gamehost Resolution is not passed at the Gamehost Meeting (or any adjournment or postponement thereof);

(iii)	if any Law makes the consummation of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such Law has become final and non-appealable; or

(iv)	in order for a Party to enter into an Alternative Proposal in accordance with Section 3.4(b), provided that such Party has complied with its obligations set forth in Section 3.4(c) and concurrently therewith pays the Other Party the Termination Fee contemplated by Section 7.3.
(c)	This Agreement may be terminated by Onco US at any time prior to the Effective Time if Onco US (including its Subsidiaries) is not in material breach of its obligations under this Agreement and Gamehost breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement which breach or failure to perform (i) would cause a default under Section 3.1 or the failure of the one of the conditions precedent in Section 5.1 or 5.3 to be satisfied and (ii) is incapable of being cured or, if curable, is not cured in accordance with Section 7.2.

(d)	This Agreement may be terminated by Gamehost at any time prior to the Effective Time if Gamehost is not in material breach of its obligations under this Agreement and Onco US (or any of its Subsidiaries) breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement which breach or failure to perform (i) would cause a default under Section 3.2 or the failure of the one of the conditions precedent in Section 5.1 or 5.2 to be satisfied and (ii) is incapable of being cured or, if curable, is not cured in accordance with Section 7.2.
7.2 Notice and Cure Provisions
(a)	Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time prior to the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:
(i)	cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Effective Time.
(b)	Gamehost may not exercise its right to terminate this Agreement pursuant to Section 7.1(d) and Onco US may not exercise its right to terminate this Agreement pursuant to Section 7.1(c) unless the Party seeking to terminate the Agreement shall have delivered a written notice to the Other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the termination right. If any such notice is delivered, provided that the Other Party is proceeding diligently to cure such matter and such matter is capable of being cured on or prior to the Deadline, no Party may exercise such termination right until the earlier of (i) the Deadline, and (ii) the date that is fifteen (15) Business Days following receipt of such notice by the Other Party to whom the notice was delivered, if such matter has not been cured by such date. If such notice has been delivered prior to the date of the Gamehost Meeting, such meeting shall, unless the Parties agree otherwise, be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained herein). If such notice has been delivered prior to the filing of the Articles of Arrangement, such filing shall be postponed until two (2) Business Days after the expiry of such period.

(c)	Each Party shall promptly notify the Other Party of (i) any communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives), (ii) any material communication from any Government Entity in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives), and (iii) any material Claim threatened or commenced against or otherwise affecting such Party or any of its Subsidiaries that are related to the transaction contemplated by the Agreement.
7.3 Termination Fee
Notwithstanding any other provision relating to the payment of fees or expenses, in the event of termination of this Agreement under the various circumstances set forth below, either Onco US or Gamehost shall pay, or cause to be paid, the Other Party the Termination Fee and/or reimbursement of expenses, if any, as follows:

(a)	if Onco US terminates this Agreement pursuant to:
(i)	Section 7.1(b)(ii) (i.e. Gamehost Resolution not approved) or Section 7.1(c) (i.e. breach of Agreement by Gamehost), Gamehost will pay, or cause to be paid, to Onco US by wire transfer of immediately available funds an amount equal to the Termination Fee; or

(ii)	Section 7.1(b)(iv) (i.e. Alternative Proposal), Onco US will pay, or cause to be paid, to Gamehost by wire transfer of immediately available funds an amount equal to the Termination Fee;
(b)	If Gamehost terminates this Agreement pursuant to:
(i)	Section 7.1(d) (i.e. breach of Agreement by Onco US or its Subsidiaries), Onco US will pay, or cause to be paid, to Gamehost by wire transfer of immediately available funds an amount equal to the Termination Fee; or

(ii)	Section 7.1(b)(ii) (i.e. Gamehost Resolution not approved) or Section 7.1(b)(iv) (i.e. Alternative Proposal), Gamehost will pay, or cause to be paid, to Onco US by wire transfer of immediately available funds an amount equal to the applicable Termination Fee.
(c)	For greater certainty and clarity, and notwithstanding anything herein to the contrary, if Gamehost is obligated to pay a Termination Fee pursuant to this Agreement, such Termination Fee shall only be payable to Onco US and shall not be payable to Onco BC or Onco Alberta.
The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Onco US nor Gamehost would have entered into this Agreement; accordingly, if Onco US or Gamehost fails to timely pay any amount due pursuant to this Section 7.3 and, in order to obtain the payment, the Party who is owed such payment commences a suit which results in a judgment against the Other Party for the payment set forth in this Section 7.3, the defaulting Party shall pay to the Other Party its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount due from each day for which payment is due until the date of the payment at the prime rate of the Bank of Canada in effect on the date such payment was required to be made.
7.4 Damages and Remedies
Each Party acknowledges that the payment of the Termination Fee in the circumstances contemplated in Section 7.3 is the sole remedy to which a Party is entitled on the termination of this Agreement and that such amount is not a penalty, but intended to reimburse a Party for its time, efforts and costs in implementing the transactions contemplated herein. Each Party irrevocably waives any right it may have to raise as a defense that any such fee is excessive or punitive.
Each Party acknowledges that, other than in respect of the termination of this Agreement in circumstances contemplated in Section 7.3, nothing restricts the ability of a Party to pursue any and all legal remedies with respect to any breach by the Other Party of its covenants, representations or warranties contained herein, including without limitation the ability to sue for damages, seek injunctive relief or specific performance. Nothing herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any of such act, covenants or agreements, without the necessity of posting bond or security in connection therewith.

ARTICLE 8
CONFIDENTIALITY
8.1 Confidentiality
(a)	Each Party will, and will cause its Subsidiaries and its and their directors, officers, employees and agents to, keep all information provided to it hereunder or in connection with the Arrangement (collectively, the “Confidential Information”) confidential and will not use or disclose such Confidential Information to any Person except to the extent:
(i)	such use or disclosure is expressly permitted or contemplated pursuant to this Agreement or any agreement contemplated herein;

(ii)	such use or disclosure is strictly necessary to enable the recipient of such Confidential Information to exercise its rights and perform its obligations under this Agreement or any agreement contemplated in this Agreement;

(iii)	such use or disclosure is required by Applicable Laws;

(iv)	such information is in the public domain other than as a result of a breach of this Agreement or any agreement contemplated in this Agreement; or

(v)	such use or disclosure is required pursuant to a final order or judgment of a court of competent jurisdiction and in such case the Parties will cooperate with one another to obtain an appropriate protective order or other reliable assurance that the confidentiality of such Confidential Information will be maintained.
(b)	Each Party acknowledges that the Confidential Information of the other Party consists in part of information vital to the business and commercial prospects of those other Party and that such information is the special, valuable and unique property of those other Party and would not normally be disclosed to it. Accordingly, each Party agrees to use all commercially reasonable efforts to protect such Confidential Information and keep it confidential using a standard of care no less than the degree of care that such Party would be reasonably expected to employ for its own similar Confidential Information. In particular, each Party has instructed and shall continue to instruct those employees or advisors responsible for processing Personal Information to protect the confidentiality of such information in a manner consistent with the Parties’ obligations hereunder and has ensured and shall continue to ensure that access to the Personal Information shall be restricted to those employees or advisors of the respective Party who have a bona fide need to access to such information in order to complete the Arrangement.

(c)	Neither Party has or hereafter shall use any Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Arrangement and each Party acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Arrangement, and that any disclosure of Personal Information relates solely to the carrying on of the business and the completion of the Arrangement.

(d)	Each Party acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with Applicable Laws to prevent accidental loss or corruption of the Personal Information, unauthorized input or access to the Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Personal Information.

(e)	Subject to Applicable Laws, each Party shall promptly notify the other Party to this Agreement of all inquiries, complaints, requests for access, and claims of which the Party is made aware in connection with the Personal Information. The Parties shall fully co-operate with one another, with the persons to whom the Personal Information relates, and any authorized authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, and claims.

(f)	Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of either Party, the other Party shall forthwith cease all use of the Personal Information acquired by it in connection with this Agreement and will return to Other Party or, at the Other Party’s request, destroy in a secure manner, the Personal Information (and any copies).

(g)	Each Party acknowledges and confirms that it and its representatives are aware that US and Canadian Securities Laws prohibit any person who has material non-public information about a company from purchasing or selling, directly or indirectly, securities of such company (including entering into hedge transactions involving such securities), or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Each Party agrees that it will not use, and that it will use its reasonable efforts to assure that none of its representatives use, any of the Confidential Information in contravention of the US or Canadian Securities Laws and as a result, each Party will cease trading in each other Party’s securities as applicable.

(h)	Without prejudice to any other rights or remedies, in the event of litigation relating to a breach of the provisions of this Article 8, if a court of competent jurisdiction determines in a final, non-appealable order that any of such provisions has been breached, the Party in breach will reimburse the other Party for its costs and expenses (including reasonable legal fees and expenses) incurred in connection with all such litigation.
No failure or delay by a Party or any of such Party’s representatives in exercising any right, power or privilege under this Article 8 will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. No provision of this Article 8 may be waived or amended nor any consent given except in writing signed by a duly authorized officer of each Party so waiving or consenting.
ARTICLE 9
NOTICES
9.1 Notices
All notices that may or are required to be given pursuant to any provision of this Agreement are to be given or made in writing and served personally or sent by telecopy by e-mail:
(a)	in the case of Gamehost, to:

Gamehost Income Fund 400, 4406 – 50th Avenue Red Deer, AB T4N 3Z5 Facsimile: (403) 340-0683 E-mail: djwill@gamehost.ca Attention: Vice President with a copy to:

Shea Nerland Calnan LLP 2800, 715-5th Avenue SW Calgary, Alberta T2P 2X6 Facsimile: (403) 299-9601 E-mail: jbrennan@snclaw.com Attention: Joe Brennan

(b)	in the case of Onco US, Onco BC and/ or Onco Alberta, to:

c/o Oncothyreon Inc. 2601 Fourth Avenue, Suite 500 Seattle, Washington 98121 Facsimile: (206) 801-2111 E-mail: RKirkman@oncothyreon.com Attention: President and CEO with a copy to:

Fraser Milner Casgrain LLP 2900 Manulife Place 10180 — 101 Street Edmonton, AB T5J 3V5 Facsimile: (780) 423-7276 E-mail: michael.obert@fmc-law.com Attention: Michael Obert or such other address as the Parties may, from time to time, advise to the other Parties hereto by notice in writing. The date or time of receipt of any such notice will be deemed to be the date of delivery or the time such telecopy or e-mail is received.
ARTICLE 10
GENERAL
10.1 Binding Effect
This Agreement shall be binding upon and enure to the benefit of the Parties hereto.
10.2 Assignment
No Party to this Agreement may assign any of its rights or obligations under this Agreement without prior written consent of the Other Party.
10.3 Disclosure
The Parties agree to consult with each other, and to provide each other with a reasonable prior opportunity to review and comment on, any press release, public statement or filing with any regulatory body or stock exchange with respect to this Agreement or any of the transactions contemplated herein. The Parties also agree to use commercially reasonable efforts to exclude, to the extent legally permitted, all Confidential Information from any voluntary or other disclosure required under applicable securities or similar legislation in connection with this Agreement, including redacting Confidential Information from any copy of this Agreement required to be filed under such legislation.
10.4 Costs
Except as contemplated herein (including Section 7.3 hereof), each Party shall be responsible for its own fees and expenses in connection with the negotiation of this Agreement and the implementation of the transactions contemplated hereby, provided that Gamehost shall be solely responsible for all costs and expenses associated with any and all information circulars and related documentation provided to the Gamehost Security Holders (including any required audits and/or the seeking of exemption therefrom, except that for any required audit in respect of Onco BC and/or Onco Alberta, Gamehost shall only be responsible for the costs and expenses of such audit up to $75,000), the listing and posting for trading on the TSX of the new common shares of Onco BC Shares to be issued pursuant to the Arrangement, the making of such shares freely tradable, the preparation and approval of the Plan of Arrangement, and any and all related acts, procedures and/or documentation..
10.5 Severability
If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:
(a)	the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b)	the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.
10.6 Further Assurances
Each Party hereto shall, from time to time and at all times hereafter, at the request of the Other Party hereto, but without further consideration, do all such further acts, and execute and deliver all such further documents and instruments as may be reasonably required in order to fully perform and carry out the terms and intent hereof.
10.7 Time of Essence
Time shall be of the essence of this Agreement.
10.8 Governing Law
This Agreement shall be governed by and construed in accordance with the Laws of the Province of Alberta. The Parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of Alberta and, with respect to the Plan of Arrangement, the Court.
10.9 Waiver
No waiver by any Party shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

10.10 Obligations
The Parties acknowledge that, with respect to Gamehost being a party to this Agreement, the obligations of Gamehost hereunder shall not be personally binding upon Gamehost, or any of its trustees, or any of the Gamehost Unitholders and that any recourse against Gamehost, or any of its trustees, or any of the Gamehost Unitholders in any manner in respect of any indebtedness, obligation or liability of Gamehost arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, if any, including, without limitation, based on negligence or otherwise tortious behaviour, shall be limited to, and satisfied only out of, the assets of Gamehost and not the assets of any trustee of Gamehost or any Gamehost Unitholder.
The remainder of this page is left blank intentionally.

10.11 Counterparts
This Agreement may be executed by facsimile or other electronic signature and in counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument.
IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

GAMEHOST INCOME FUND, by its		ONCOTHYREON INC.
Administrator, Gamehost Management, Inc.

Per:	/s/ Darcy J. Will	Per:	/s/ Robert L. Kirkman
	Darcy J. Will		Robert L. Kirkman, MD
	Vice President		President and CEO

ONCOTHYREON CANADA INC.
Per:	/s/ Robert L. Kirkman
Robert L. Kirkman, MD
President

0811769 B.C. ULC
Per:	/s/ Robert L. Kirkman
Robert L. Kirkman, MD
CEO

EXHIBIT A
PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 193
OF THE BUSINESS CORPORATIONS ACT (ALBERTA)
ARTICLE 1
INTERPRETATION
Section 1.1 Definitions
     Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings ascribed thereto in the Arrangement Agreement and the following terms shall have the following meanings and grammatical variations of such terms shall have corresponding meanings:
“ABCA” means the Business Corporations Act (Alberta), as amended, including the regulations promulgated thereunder.
“Amalco” means the limited corporation formed by the amalgamation of Onco BC and Onco Alberta pursuant to this Plan of Arrangement.
“Amalco Common Shares” means the common shares in the capital of Amalco.
“Amalco Preference Shares” means the preference shares in the capital of Amalco, issuable in series.
“Amalgamation” has the meaning set out in Section 2.2(t) of this Plan of Arrangement.
“Arrangement” means an arrangement under Section 193 of the ABCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations hereto made in accordance with Section 6.1 of the Arrangement Agreement and in accordance with this Plan of Arrangement or made at the direction of the Court in the Final Order.
“Arrangement Agreement” means the arrangement agreement made as of February 12, 2010 among Gamehost, Onco US, Onco Alberta and Onco BC (including the schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.
“Assumption” has the meaning set out in Section 2.2 (b) of this Plan of Arrangement.
“Certificate of Arrangement” means the certificate or certificates or confirmation of filing which may be issued by the Registrar pursuant to Subsection 193(11) of the ABCA giving effect to the Arrangement.
“Court” means the Court of Queen’s Bench of Alberta.
“Divested Assets” means the Assets as such term is defined in the Divestiture Agreement.
“Divestiture Agreement” means the divestiture agreement between Onco BC, Onco Alberta and Onco Alberta Subco and intervened to by New Onco and Gamehost, made as of the Effective Date providing for the transfer of the Divested Assets to Onco Alberta Subco and the assumption by Onco Alberta Subco of the Transferred Liabilities, the form of which is attached to the Gamehost Arrangement Agreement.
“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.
“Effective Time” means 12:01 a.m. (Calgary time), or such other time on the Effective Date as may be agreed in writing by Onco US and Gamehost, each acting reasonably.

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn, as affirmed or as amended on appeal.
“Gamehost” means Gamehost Income Fund, an open-ended unincorporated investment trust established under the laws of the Province of Alberta pursuant to the Gamehost Trust Agreement.
“Gamehost Circular” means the management information circular sent to Gamehost Security Holders in connection with the applicable meeting of such security holders to approve of the Arrangement, as amended, supplemented or otherwise modified.
“Gamehost Depositary” means Computershare Trust Company of Canada, as depositary, or such other person appointed to act as depositary by Gamehost for the purposes of the Arrangement.
“Gamehost Inc. New Common Shares” means the new class of common shares in the capital of Onco BC to be created pursuant to Section 2.2 (h) of this Plan of Arrangement.
“Gamehost Inc. New Common Shareholder” means a holder of Gamehost Inc. New Common Shares.
“Gamehost Loan Amount” means the aggregate amount payable pursuant to the Gamehost Loan Promissory Note, which amount shall be equal to $8,425,000.
“Gamehost Loan Promissory Note” means the promissory note of Onco BC, in an aggregate principal amount equal to the Gamehost Loan Amount, to be issued in favour of Gamehost pursuant to Section 2.2 (f) of this Plan of Arrangement in consideration of the loan to Onco BC by Gamehost of an amount equal to the Gamehost Loan Amount.
“Gamehost LP” means Gamehost Limited Partnership, a limited partnership established pursuant to the Laws of the Province of Alberta and an indirect subsidiary of Gamehost;
“Gamehost LP Agreement” means the limited partnership agreement governing Gamehost LP dated May 23, 2003, as amended from time to time or as may be amended from time to time.
“Gamehost Resolution” means the special resolution of the Gamehost Security Holders approving the Plan of Arrangement and considered at the Gamehost Meeting and any amendments or variations thereto made in accordance with the provisions of the Arrangement Agreement or made at the direction of the Court in the Interim Order, at the Gamehost Meeting or otherwise.
“Gamehost Security Holders” means collectively:
     (i) the Gamehost Unitholders; and
     (ii) the Gamehost Subsidiary LP Exchangeable Unitholders.
“Gamehost Subsidiary LP Exchangeable Unitholders” means the holders of the Gamehost Subsidiary LP Exchangeable Units.
“Gamehost Subsidiary LP Exchangeable Units” means the class B limited partnership units of Gamehost LP.
“Gamehost Trust Indenture” means the trust agreement dated April 9, 2003 between the original trustees of Gamehost and the initial unitholder of Gamehost, as amended from time to time or as may be amended from time to time.
“Gamehost Meeting” means the special meeting of Gamehost Security Holders, including any adjournment or postponement thereof, called and held in accordance with the Interim Order to consider the Gamehost Resolution.

“Gamehost Units” means the trust units of Gamehost.
“Gamehost Unitholders” means the holders of the Gamehost Units.
“Governmental Entity” means any (a) multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry or agency, domestic or foreign; (b) any subdivision, agent, commission, board, or authority of any of the foregoing; (c) any quasi-governmental or private body exercising any regulatory, self regulatory, expropriation or taxing authority under or for the account of any of the foregoing; (d) any stock exchange; or (e) any Governmental Authority.
“Interim Order” means the interim order of the Court, as contemplated by 2.1 of the Arrangement Agreement, as applicable.
“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self regulatory authority (including the Exchange), and the term “applicable” with respect to such Laws (including Environmental Laws) and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities.
“Letter of Transmittal” means the letter of transmittal sent to Gamehost Security Holders for use in connection with the Arrangement.
“Liens” means (a) any mortgage, charge, pledge, hypothecation, security interest, assignment by way of security, lien (statutory or otherwise), conditional sale agreement, deposit arrangement or title retention agreement; (b) any trust arrangement; (c) any arrangement which creates a right of set-off out of the ordinary course of business; (d) any option, warrant, right or privilege capable of becoming a transfer; (e) any other encumbrance of any nature which, in substance, secures payment or performance of an obligation; or (f) any agreement to grant any such rights or interests.
“New Onco” means 1517680 Alberta ULC, an unlimited liability corporation existing under the laws of the Province of Alberta and a direct wholly-owned subsidiary of 1517678 Alberta ULC as contemplated in the Pre-Arrangement Transactions (as defined in the Arrangement Agreement).
“New Onco Shares” means the common shares in the capital of New Onco.
“Onco Alberta” means [insert name], the unlimited liability corporation subsisting under the laws of the Province of Alberta and formerly named Oncothyreon Canada Inc. prior to its continuance under the ABCA as unlimited liability corporation under the laws of the Province of Alberta as contemplated in the Pre-Arrangement Transactions (as defined in the Arrangement Agreement), and where the context requires includes any successor corporation;
“Onco Alberta Subco” means 1518025 Alberta ULC, an unlimited liability corporation incorporated under the laws of Province of Alberta and a direct wholly-owned subsidiary of Onco Alberta;
“Onco Alberta Subco Shares” means the common shares in the capital of Onco Alberta Subco.
“Onco BC” means [insert name], the corporation subsisting under the laws of the Province of Alberta and formerly named 0811769 B.C. ULC prior to its continuance under the ABCA as a limited corporation as contemplated in the Pre-Arrangement Transactions (as defined in the Arrangement Agreement) and where the context requires includes any successor corporation;
“Onco BC Class A Shares” means the Class A voting common shares in the capital of Onco BC;

“Onco BC Class B Shares” means the Class B preferred shares in the capital of Onco BC;
“Onco BC Redeemable Shares” means the redeemable shares in the capital of Onco BC created pursuant to Section 2.2 (h) of this Plan of Arrangement.
“Onco BC Shares” means, collectively, the Class A Shares and the Class B Shares in the capital of Onco BC.
“Onco BC Shareholders” means the holders of Onco BC Shares prior to the Effective Time.
“Onco US” means Oncothyreon Inc., a corporation subsisting under the laws of the State of Delaware;
“Person” includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, company, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.
“Plan of Arrangement” means this plan of arrangement proposed under Section 193 of the ABCA, and any amendments or variations thereto made in accordance with Section 6.1 of the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order.
“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as may be promulgated or amended from time to time.
“Transfer” has the meaning set out in Section 2.2 (b) of this Plan of Arrangement.
“Transferred Liabilities” means the Assumed Liabilities as such term is defined in the Divestiture Agreement.
Section 1.2 Interpretation Not Affected by Headings, etc.
     The division of this Plan of Arrangement into Articles, sections, and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “section” followed by a number and/or a letter refer to the specified Article or section of this Plan of Arrangement. The terms “hereof, “herein” and “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular Article, section or other portion hereof.
Section 1.3 Rules of Construction
     In this Plan of Arrangement, unless the context otherwise requires, (i) words importing the singular number include the plural and vice versa, (ii) words importing any gender include all genders, and (iii) “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.
Section 1.4 Currency
     Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.
Section 1.5 Date for Any Action
     If the date on which any action is required or permitted to be taken hereunder by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.
Section 1.6 References to Dates, Statutes, etc.
     In this Plan of Arrangement, references from or through any date mean, unless otherwise specified, from and including that date and/or through and including that date, respectively.

     In this Plan of Arrangement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute, regulation, direction or instrument is to that statute, regulation, direction or instrument as now enacted or as the same may from time to time be amended, re-enacted or replaced, and in the case of a reference to a statute, includes any regulations, rules, policies or directions made thereunder. Any reference in this Plan of Arrangement to a Person includes its heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns. References to any contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with its terms.
Section 1.7 Time
     Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are local time in Calgary, Alberta, unless otherwise expressly stipulated herein.
ARTICLE 2
THE ARRANGEMENT
     This Plan of Arrangement is made pursuant to the Arrangement Agreement.
Section 2.1 Binding Effect
     This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on:
(i)	Gamehost, Onco US, Onco BC, Onco Alberta, Onco Alberta Subco and New Onco; and

(ii)	all holders and beneficial owners of each of the Gamehost Units, Gamehost Subsidiary LP Exchangeable Units, Onco BC Shares, Onco Alberta Shares, Onco Alberta Subco Shares, New Onco Shares, Onco BC Redeemable Shares and Gamehost Inc. New Common Shares;
at and after, the Effective Time without any further act or formality required on the part of any Person, except as expressly provided herein.
Section 2.2 Effective Time
     Commencing at the Effective Time and in the order set out below, subject to the terms and conditions of the Arrangement Agreement, the following events or transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality:
     Amendments to the Gamehost and Gamehost LP Constating Documents
(a)	one minute following the Effective Time, each of the Gamehost Trust Agreement and the Gamehost LP Agreement shall be deemed to be amended to the extent necessary to facilitate the Arrangement and the implementation of the steps and transactions described herein, whether or not such amendments are reflected in a further amended and restated Gamehost Trust Agreement and/or amended and restated Gamehost LP Agreement, as applicable;
     Transfer of Onco BC and Onco Alberta Assets and Liabilities
(b)	two minutes following the Effective Time, each of Onco BC and Onco Alberta shall transfer, assign and convey (the “Transfer”) the Divested Assets to Onco Alberta Subco and, in consideration thereof, Onco Alberta Subco shall assume (the “Assumption”) the Transferred Liabilities as well as issue to Onco Alberta 99 fully paid and non-assessable Onco Alberta Subco Shares and to Onco BC 1 fully paid and non-assessable Onco Alberta Subco Share, all on terms and conditions set forth in the Divestiture Agreement. The Transfer and the Assumption shall be deemed to:
(i)	operate as a novation by substitution of each of Onco BC and Onco Alberta by Onco Alberta Subco with respect to all Transferred Liabilities such that each of Onco BC and Onco Alberta shall be fully and irrevocably released and forever discharged by all Persons with respect to all Transferred Liabilities by the effect of such novation;

(ii)	transfer, assign and convey to Onco Alberta Subco all rights, defences and counterclaims, of any kind whatsoever, that each of Onco BC and Onco Alberta ever had, now has or may have in the future or prior to the Effective Time in connection with the Transferred Liabilities; and

(iii)	operate as a novation by substitution of each of Onco BC and Onco Alberta by Onco Alberta Subco as a creditor of all rights, benefits and interests in connection with the Divested Assets that each of Onco BC and Onco Alberta ever had, now has or may have in the future or prior to the Effective Time;
     Exchange of Onco BC Shares for New Onco Shares
(c)	[intentionally deleted]

(d)	four minutes following the Effective Time, each Onco BC Share issued and outstanding immediately prior to the Effective Time shall be transferred to New Onco free and clear of all Liens in exchange for the issuance of one New Onco Share;

(e)	upon the exchange of Onco BC Shares for New Onco Shares in Section 2.2(d)of this Plan of Arrangement:
(i)	each former Onco BC Shareholder shall cease to be a Onco BC Shareholder and the name of each such former Onco BC Shareholder shall be removed from the registers of Onco BC Shareholder;

(ii)	each former Onco BC Shareholder shall become a New Onco Shareholder and shall be added to the register of New Onco Shareholders; and

(iii)	New Onco shall become the holder of the Onco BC Shares so exchanged and shall be added to the register of Onco BC Shareholders in respect thereof;
     Loan to Onco BC
(f)	five minutes following the Effective Time, Gamehost shall loan to Onco BC the Gamehost Loan Amount and Onco BC will issue and deliver to Gamehost the Gamehost Loan Promissory Note;
     Subscription for Onco Alberta Subco Shares
(g)	six minutes following the Effective Time, Onco BC will subscribe for 7,825,000 Onco Alberta Subco Shares in consideration for the Gamehost Loan Amount less $600,000;
     Amendments to Onco BC Articles
(h)	seven minutes following the Effective Time, the articles of Onco BC will be amended to:
(i)	change the name of Onco BC to “Gamehost Inc.”;

(ii)	amend the Onco BC Shares to become “Onco BC Redeemable Shares” and designated as ‘Class A Redeemable Preferred Shares’ with the rights, privileges, restrictions and conditions attached thereto as set forth on Schedule “A” to this Plan of Arrangement;

(iii)	create an unlimited number of “Gamehost Inc. New Common Shares”, being a new class of common shares of Onco BC designated as the ‘Common Shares’ with the rights, privileges, conditions and restrictions attached thereto as set forth on Schedule “A” to this Plan of Arrangement;

(iv)	create an unlimited number of “Preferred Shares”, being a new class of preferred shares of Onco BC, issuable in series designated as the ‘Preferred Shares’ with the rights, privileges, conditions and restrictions attached thereto as set forth on Schedule “A” to this Plan of Arrangement;

(v)	eliminate the restrictions on share transfers, if any;
     Subscription by Onco BC for Gamehost Units
(i)	eight minutes following the Effective Time, Onco BC will subscribe for $600,000 worth of Gamehost Units at a deemed subscription price per Unit equal to the volume weighted average trading price of the Gamehost Units as traded on the Toronto Stock Exchange for the 20 day period ending on the date that is 5 trading days prior to the Effective Date, such subscription price payable in cash at the Effective Time;
     Dividend Payment by Onco BC to Newco Onco
(j)	nine minutes following the Effective Time, Onco BC will declare and pay a dividend to New Onco on the shares of Onco BC held by New Onco, such dividend to be satisfied by Onco BC distributing all of the Gamehost Units held by it to New Onco;
     Exchange of Gamehost Securities
(k)	ten minutes following the Effective Time, all of the Gamehost Units issued and outstanding immediately prior to the Effective Time shall be sold, assigned and transferred to Onco BC (free and clear of any Liens) solely in exchange for Gamehost Inc. New Common Shares issued on the basis of one Gamehost Inc. New Common Share for each one Gamehost Unit so sold, assigned and transferred;

(l)	upon the exchange of Gamehost Units for Gamehost Inc. New Common Shares in Section 2.2 (k) of this Plan of Arrangement:
(i)	each former Gamehost Unitholder shall cease to be a Gamehost Unitholder and the name of each such former Gamehost Unitholder shall be removed from the registers of Gamehost Unitholders;

(ii)	each former Gamehost Unitholder shall become a Gamehost Inc. New Common Shareholder and shall be added to the register of Gamehost Inc. New Common Shareholders; and

(iii)	Onco BC shall become the holder of the Gamehost Units so exchanged and shall be added to the register of Gamehost Unitholders in respect thereof;
(m)	also ten minutes following the Effective Time, all of the Gamehost Subsidiary LP Exchangeable Units issued and outstanding immediately prior to the Effective Time shall be sold, assigned and transferred to Onco BC (free and clear of any Liens) solely in exchange for Gamehost Inc. New

Common Shares issued on the basis of one Gamehost Inc. New Common Share for each one Gamehost Subsidiary LP Exchangeable Unit so sold, assigned and transferred;

(n)	upon the exchange of Gamehost Subsidiary LP Exchangeable Units for Gamehost Inc. New Common Shares in Section 2.2(m) of this Plan of Arrangement:
(i)	each former Gamehost Subsidiary LP Exchangeable Unitholder shall cease to be a Gamehost Subsidiary LP Exchangeable Unitholder and the name of each such former Gamehost Subsidiary LP Exchangeable Unitholder shall be removed from the registers of Gamehost Subsidiary LP Exchangeable Unitholder;

(ii)	each former Gamehost Subsidiary LP Exchangeable Unitholder shall become a Gamehost Inc. New Common Shareholder and shall be added to the register of Gamehost Inc. New Common Shareholders; and

(iii)	Onco BC shall become the holder of the Gamehost Subsidiary LP Exchangeable Units so exchanged and shall be added to the register of Gamehost Subsidiary LP Exchangeable Unitholders in respect thereof;
     Replacement of Directors
(o)	eleven minutes after the Effective Time, the incumbent directors of Onco BC will, and will be deemed to, have resigned and be replaced, as directors by the trustees of Gamehost in office as of the Effective Time;
     Dividend Payment by Onco Alberta to Onco BC
(p)	twelve minutes following the Effective Time, Onco Alberta will declare and pay a dividend to Onco BC on the shares of Onco Alberta held by Onco BC, such dividend to be satisfied by Onco Alberta distributing all of the Onco Alberta Subco Shares held by it to Onco BC;
     Redemption of Onco BC Redeemable Shares
(q)	thirteen minutes following the Effective Time, Onco BC will redeem the Onco BC Redeemable Shares and the redemption price of the Onco BC Redeemable Shares will be satisfied by Onco BC distributing all of the issued and outstanding Onco Alberta Subco Shares on a pro rata basis;
     Dissolution of Onco Alberta Subco
(r)	fourteen minutes following the Effective Time, Onco Alberta Subco shall be and will be deemed to have been wound-up and shall transfer, assign and convey to New Onco all of the property, liabilities and assets of Onco Alberta Subco;

(s)	fifteen minutes following the Effective Time, Onco Alberta Subco will be dissolved;
     Amalgamation
(t)	sixteen minutes after the Effective Time Onco BC and Onco Alberta shall be amalgamated (the “Amalgamation”) with the same effect as provided in Sections 15.6, 181 and 186 of the ABCA and, as such, shall continue in existence as one and the same company, being “Amalco”, under the ABCA on the following terms and conditions:
(i)	the name of Amalco shall be “Gamehost Inc.”;

(ii)	Amalco shall be a “limited corporation” as defined in section 15.1 of the ABCA;

(iii)	the capital of Amalco will consist of (i) an unlimited number common shares designated as the ‘Amalco Common Shares’ with the rights, privileges, conditions and restrictions attached thereto as set forth on Schedule “B” to this Plan of Arrangement, and (ii) an unlimited number of preference shares, issuable in series and designated as the ‘Amalco Preference Shares’ with the rights, privileges, conditions and restrictions attached thereto as set forth on Schedule “B” to this Plan of Arrangement;

(iv)	there shall be no restrictions on the activities that Amalco is authorized to carry on, nor any restrictions on the transfer of Amalco Common Shares or the Amalco Preference Shares;

(v)	the board of directors of Amalco will consist of not less than three and not more than ten directors, the exact number of which shall be determined by the directors from time to time;

(vi)	the directors of Amalco shall have the right to appoint one or more additional directors, who shall hold office for a term expiring no later than the close of the next annual meeting of holders of the Amalco Common Shares, but the total number of directors so appointed shall not exceed one-third of the number of directors elected at the previous annual meeting of the holders of the Amalco Common Shares;

(vii)	the first directors of Amalco who shall hold office until the next annual meeting of holders of the Amalco Common Shares or until their successors are elected or appointed, shall be the persons who were the directors of Onco BC immediately preceding the Amalgamation and in each case their address will be care of Amalco at the address of its registered office;

(viii)	the by-laws of Amalco shall be the by-laws proposed by Gamehost in the Gamehost Circular as being the by-laws for Amalco, subject to any amendments or revisions thereto as the board of directors of Amalco may consider prudent and in the best interest of Amalco and its shareholders;

(ix)	all of the rights and properties of Onco BC and Onco Alberta immediately before the Amalgamation become the rights and properties of Amalco by virtue of the Amalgamation;

(x)	all of the liabilities of Onco BC and Onco Alberta immediately before the Amalgamation become the liabilities of Amalco by virtue of the Amalgamation;

(xi)	on the Amalgamation:
(A)	each Gamehost Inc. New Common Share issued and outstanding immediately prior to the Amalgamation shall become one Amalco Common Share;

(B)	all of the shares of Onco Alberta issued and outstanding immediately prior to the Amalgamation shall be cancelled without any repayment of capital in respect of those shares; and

(C)	the financial year-end of Amalco shall be December 31, with the first such year end being December 31, 2010; and

     Auditors
(u)	the auditors of Amalco will be Heywood Holmes & Partners LLP, who shall continue in the office until the close of business of the next annual meeting of the holders of shareholders of Amalco, and the directors of Amalco are authorized to fix the remuneration of such auditors.
ARTICLE 3
CERTIFICATES AND PAYMENTS
Section 3.1 Payment of Consideration in respect of Onco BC
(a)	As soon as practicable following the Effective Date, Onco BC shall cause to be delivered for the benefit of the former holders of Gamehost Units, Gamehost Subsidiary LP Exchangeable Units and Onco BC Shares, certificates representing, in the aggregate, the Gamehost Inc. New Common Shares to which such holders are entitled to pursuant to Section 2.2 of this Plan of Arrangement. Onco BC will, as soon as practicable following the later of the Effective Date and the date of deposit (by a former holder of Gamehost Units, Gamehost Subsidiary LP Exchangeable Units or Onco BC Shares exchanged under the Arrangement) of a duly completed Letter of Transmittal and the certificates representing such Gamehost Units, Gamehost Subsidiary LP Exchangeable Units or Onco BC Shares, as applicable, either:
(i)	forward or cause to be forwarded by first class mail (postage prepaid) or, in the case of postal disruption, by such other means as the Gamehost Depositary may deem prudent, to such former holder of Gamehost Units, Gamehost Subsidiary LP Exchangeable Units or Onco BC Shares, as applicable, at the address specified in the letter of transmittal; or

(ii)	if requested by such holders in the Letter of Transmittal, make available or cause to be made available at the Gamehost Depositary for pickup by such holder;
certificates representing the number of Gamehost Inc. New Common Shares issued to such holder under the Arrangement.

(b)	Where a certificate formerly representing Gamehost Units, Gamehost Subsidiary LP Exchangeable Units or Onco BC Shares is not deposited with all other documents as provided for in Section 3.1 (a) of this Plan of Arrangement on or prior to the sixth anniversary date of the Effective Time, it will cease to represent a right or claim of any kind or nature against or in Onco BC and shall be deemed to have been surrendered to Onco BC together with all distributions and sale proceeds thereon held for such holder. All such certificates surrendered to Onco BC shall be cancelled.

(c)	No holder of Gamehost Units, Gamehost Subsidiary LP Exchangeable Units or Onco BC Shares shall be entitled to receive any consideration with respect to such Gamehost Units, Gamehost Subsidiary LP Exchangeable Units or Onco BC Shares other than the consideration to which such holder is entitled to receive in accordance with Section 2.2 and Section 3.1 of this Plan of Arrangement and, for greater certainty, no such holder with be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any declared but unpaid dividends.
Section 3.2 Lost Certificates in respect of Gamehost, Gamehost LP or Onco BC
     In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Gamehost Units, Gamehost Subsidiary LP Exchangeable Units or Onco BC Shares that were exchanged pursuant to Section 2.2 of this Plan of Arrangement shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Gamehost Depositary will issue in exchange for such lost, stolen or destroyed certificate, Gamehost Inc. New

Common Shares deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom such certificate is to be delivered shall as a condition precedent to such delivery, give a bond satisfactory to Onco BC and the Gamehost Depositary (each acting reasonably) in such sum as Onco BC may direct, or otherwise indemnify Onco BC in a manner satisfactory to Onco BC acting reasonably, against any claim that may be made against Onco BC with respect to the certificate alleged to have been lost, stolen or destroyed.
Section 3.3 Withholding Rights
     Gamehost Inc. and the Gamehost Depositary shall be entitled to deduct and withhold from any amount payable to any Person under the Plan of Arrangement, such amounts as Gamehost or the Gamehost Depositary determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other applicable Law, in each case, as amended or succeeded and subject to the provisions of any applicable income tax treaty between Canada and the country where the holder is resident. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate taxing authority.
ARTICLE 4
AMENDMENTS
Section 4.1 Amendments to Plan of Arrangement
(a)	Onco US and Gamehost may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must:
(i)	comply with the terms of the Arrangement Agreement;

(ii)	be set out in writing;

(iii)	be filed with the Court and, if made following the Gamehost Meeting, be approved by the Court; and

(iv)	be communicated to holders of Onco BC Shares, Onco Alberta Shares, Gamehost Units and Gamehost Subsidiary LP Exchangeable Units, if and as required by the Court.
(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Onco US or Gamehost, with the consent of the other, at any time prior to the Gamehost Meeting with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Gamehost Meeting (as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Gamehost Meeting shall be effective only if:
(i)	such amendment, modification or supplement is made in accordance with the terms and conditions of the Arrangement Agreement; and

(ii)	if required by the Court, it is consented to by the requisite number of holders of Gamehost Units and Gamehost Subsidiary LP Exchangeable Units, voting in the manner directed by the Court.
(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Onco BC, provided that it concerns a matter which, in the reasonable opinion of Onco BC, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Onco BC Shares.

(e)	This Plan of Arrangement or portions thereof may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.
ARTICLE 5
FURTHER ASSURANCES
Section 5.1 Further Assurances
     Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement within the meaning of Section 193 of the ABCA and shall become effective without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out herein.

Schedule “A” — Gamehost Inc. Share Terms
Common Shares
The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:
(i)	Payment of Dividends: The holders of the Common Shares will be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or concurrently with the holders of the Common Shares, the board of directors may in its sole discretion declare dividends on the Common Shares to the exclusion of any other class of shares of the Corporation.

(ii)	Participation upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Common Shares will, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive assets of the Corporation upon such a distribution in priority to or concurrently with the holders of the Common Shares, be entitled to participate in the distribution. Such distribution will be made in equal amounts per share on all the Common Shares at the time outstanding without preference or distinction.

(iii)	Voting Rights: The holders of the Common Shares will be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one vote in respect of each Common Share held at all such meetings.
Preferred Shares
The rights, privileges, restrictions and conditions attaching to the Preferred Shares, exclusive of the Class A Redeemable Preferred Shares which shall be a separate class of shares in the capital of the Corporation, are as follows:
(a)	the Preferred Shares may from time to time be issued in one or more series, and the board of directors of the Corporation may fix from time to time before such issue the number of Preferred Shares which is to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series of Preferred Shares including, without limiting the generality of the foregoing, any voting rights, the rate or amount of dividends or the method of calculating dividends, the dates of payment thereof, the terms and conditions of redemption, purchase and conversion, if any, and any sinking fund or other provisions;

(b)	the Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, be entitled to preference over the Common Shares, and over any other shares of the Corporation ranking by their terms junior to the Preferred Shares. The Preferred Shares of any series may also be given such other preferences, not inconsistent with the articles of the Corporation, over the Common Shares, and any other shares of the Corporation ranking by their terms junior to the Preferred Shares as may be fixed in accordance with subclause (a) above; and

(c)	if any cumulative dividends or amounts payable on the return of capital in respect of a series of Preferred Shares are not paid in full, all series of Preferred Shares shall participate rateably in respect of accumulated dividends and return of capital.

Class A Redeemable Preferred Shares
The rights, privileges, restrictions and conditions attaching to the Class A Redeemable Preferred Shares are as follows:
(i)	Payment of Dividends: The holders of the Class A Redeemable Preferred Shares will not be entitled to receive any dividends thereon.

(ii)	Participation upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Class A Redeemable Preferred Shares will be entitled to receive from the assets of the Corporation the Redemption Amount (as defined below) before any amount is paid or any assets of the Corporation are distributed to the holders of any Common Shares, Preferred Shares or shares of any other class ranking junior to the Class A Redeemable Preferred Shares. After payment to the holders of the Class A Redeemable Preferred Shares of the amount so payable to them as above the holders of the Class A Redeemable Preferred Shares will not be entitled to receive any further assets of the Corporation in any further distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

(iii)	Redemption by Corporation: The Corporation shall, subject to the requirements of the Business Corporations Act (Alberta), at the time specified in articles of arrangement of the Corporation in respect of which this Schedule “A” is incorporated, redeem each Class A Redeemable Preferred Share in accordance with the plan of arrangement forming part of such articles of arrangement and distribute to the holder of the Class A Redeemable Preferred Shares the assets of the Corporation specified therein in such plan of arrangement (the “Redemption Amount”). No notice of redemption or other act or formality on the part of the Corporation shall be required to call the Class A Redeemable Preferred Shares for redemption.

(iv)	Voting Rights: The holders of the Class A Redeemable Preferred Shares will be entitled to receive notice of and to attend any annual or special meetings of the shareholders of the Corporation and will be entitled to vote in respect of any Class A Redeemable Preferred Share held as at any such meetings.

Schedule “B” — Amalco Share Terms
1. COMMON SHARES
Subject to the rights of any class of shares that are expressed to rank prior to them, the Common Shares shall have the following rights, privileges, restrictions and conditions:
(a) Payment of Dividends
The holders of the Common Shares shall be entitled to receive dividends if, as and when declared by the Board of Directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the Board of Directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or rateably with the holders of the Common Shares, the Board of Directors may in their sole discretion declare dividends on the Common Shares to the exclusion of any other class of shares of the Corporation.
(b) Participation upon Liquidation, Dissolution or Winding-Up
In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Common Shares shall, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets of the Corporation upon such a distribution in priority to or rateably with the holders of the Common Shares, be entitled to participate rateably in any distribution of the assets of the Corporation.
(c) Voting Rights
The holders of the Common Shares shall be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one (1) vote in respect of each Common Share held at all such meetings.
2. PREFERENCE SHARES
Subject to the rights of any class of shares that are expressed to rank prior to them, the Preference Shares shall have the following rights, privileges, restrictions and conditions:
(a) Directors’ Rights to Issue in One or More Series
The Preference Shares may at any time or from time to time be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be determined by resolution of the Board of Directors of the Corporation.
(b) Directors to Fix Terms of Each Series
The Board of Directors of the Corporation shall (subject as hereinafter provided) by resolution fix, from time to time, before the issue thereof, the rights, privileges, restrictions and conditions attaching to the Preference Shares of each series including, without limiting the generality of the foregoing, the rate or amount of dividends or the method of calculating dividends, the dates of payment thereof, the redemption and/or purchase prices and terms and conditions of redemption and/or purchase, any conversion rights and any sinking fund or other provisions, the whole to be subject to the issue of a certificate of amendment setting forth the rights, privileges, restrictions and conditions attaching to the Preference Shares of such series.

(c) Ranking of Preference Shares.
The Preference Shares of each series shall, with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, rank on a parity with the Preference Shares of every other series and be entitled to priority over the Common Shares and over any other shares of the Corporation ranking junior to the Preference Shares. The Preference Shares of any series may also be given such other preferences, not inconsistent with provisions hereof, over the Common Shares and over any other shares of the Corporation ranking junior to the Preference Shares as may be fixed in accordance with paragraph 2(a) hereof.
(d) Liquidation, Dissolution and Winding-Up Rights
In the event of the liquidation, dissolution, winding-up or other distribution of assets of the Corporation, the holders of the Preference Shares will be entitled to receive the amount paid up thereon together with all accrued and unpaid dividends, whether or not earned or declared, the whole before any amount shall be paid to holders of the Common Shares and any other shares of the Corporation ranking junior to the Preference Shares.
(e) Voting Rights
Except as required by law, the holders of the Preference Shares shall not be entitled to receive notice of nor to attend any meetings of the shareholders of the Corporation and shall not be entitled to vote thereat.

EXHIBIT B
FORM OF INDEMNITY AGREEMENT
THIS INDEMNITY AGREEMENT is dated as of the • day of •, 2010,
AMONG:
GAMEHOST INC. (hereinafter referred to as “Old Onco”), a corporation subsisting under the Laws of the Province of Alberta and successor to the business of Gamehost Income Fund (“Gamehost”)
AND:
ONCOTHYREON INC., a corporation subsisting under the Laws of the State of Delaware (hereinafter referred to as “Onco US”); and

1517680 ALBERTA ULC (hereinafter referred to as “New Onco”), an unlimited liability corporation subsisting under the Laws of the Province of Alberta and successor to the business of each of Oncothyreon Canada Inc. (“Onco Alberta”) and 0811769 B.C. ULC (“Onco BC”)
WHEREAS:
A.	Gamehost, Onco US, Onco Alberta and Onco BC are parties to an arrangement agreement (the “Arrangement Agreement”) dated February 17, 2010 pursuant to which the Parties (defined below) to this agreement (the “Agreement”) will engage in an arrangement of Onco Alberta and Onco BC (the “Arrangement”) under the provisions of the Business Corporations Act (Alberta);

B.	It was a condition of the Arrangement Agreement that the Parties enter into this Agreement in connection with the Arrangement; and

C.	The Parties have entered into this Agreement in connection with, and as one of the steps of, the Arrangement.
NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties do hereby covenant and agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Definitions
Capitalized terms used but not defined herein have the meaning ascribed thereto in the Arrangement Agreement. In this Agreement, unless there is something in the context or subject matter inconsistent therewith, the following defined terms have the meanings hereinafter set forth:
“20 Day Period” has the meaning ascribed thereto in Section 3.2(b)(i);
“Arrangement Agreement” has the meaning ascribed to in the first recital above;

“Assessment” has the meaning ascribed thereto in Section 3.1(c);
“CRA” means the Canada Revenue Agency;
“Indemnified Party” has the meaning ascribed thereto in Section 3.2(a);
“Indemnifying Party” has the meaning ascribed thereto in Section 3.2(a);
“Losses” means, in respect of any and all matters, all losses, liabilities, claims, costs, damages, expenses, charges, fines, penalties, interest charges, assessments or other liabilities whatsoever (including legal fees and disbursements on a solicitor and client basis and fees and disbursements of experts) arising out of, resulting from, attributable to or connected with such matter;
“Materiality Representations and Warranties” means the representations and warranties in Sections 4.1 and 4.2 of the Arrangement Agreement that are subject to “materiality”, “material”, “Material Adverse Effect” or “Material Adverse Change” or similar qualifications, if any;
“New Onco Surviving Agreement Default” has the meaning ascribed thereto in Section 2.1;
“Notice of Claim” means a notice in writing by a Party of a claim for Losses pursuant to this Agreement;
“Old Onco Surviving Agreement Default” has the meaning ascribed thereto in Section 2.2;
“Other Claim” has the meaning ascribed thereto in Section 3.2(i);
“Parties” means, collectively, the parties to this Agreement, and “Party” means any one of them;
“Statement” has the meaning ascribed thereto in Section 3.1(c);
“Surviving Agreement Default” means an Old Onco Surviving Agreement Default or a New Onco Surviving Agreement Default, as the case may be;
“Tax Default Indemnity Amount” means the amount of indemnity to which Old Onco is entitled under this Agreement as a result of a Tax Loss;
“Tax Indemnity Issue” means any issue in respect of which there may be Tax Losses;
“Tax Losses” means Taxes, the liability for which constitutes a New Onco Surviving Agreement Default;
“Third Party” has the meaning ascribed thereto in Section 3.2(f); and
“Third Party (Non-Tax) Claim” has the meaning ascribed thereto in Section 3.2(a).

ARTICLE 2
LIABILITY AND INDEMNITY
2.1 General Indemnity of New Onco
Subject to the limitations set out in this Agreement, Onco US and New Onco will be jointly and severally liable to Old Onco for all Losses which it may suffer, sustain, pay or incur, and will indemnify and hold Old Onco harmless from and against all Losses which may be brought against or suffered by Old Onco or which Old Onco may suffer, sustain, pay or incur arising out of, resulting from, attributable to or connected with:
(a)	any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the activities, affairs or business of Onco Alberta or Onco BC, or any of their Subsidiaries, which occurred prior to Effective Time, including without limitation, as a result of:
(i)	Claims relating to the Intellectual Property of any of them or the activity of any of them and/or of their Subsidiaries in relation to the Intellectual Property, including without limitation the development, reproduction, use, and sale or distribution, of all or any part thereof, which infringes upon, or misappropriates, the Intellectual Property Rights of any third Person;

(ii)	Claims relating to Taxes of any of them for any period of time prior to Effective Time;

(iii)	Claims related to any public disclosure of Onco Alberta, including without limitation the Onco Alberta Public Record and any disclosure relating to Onco US, Onco BC, Onco Alberta or any of their Subsidiaries included in Gamehost Information Circular (based on information provided by or approved by Onco US), for any period of time prior to Effective Time;

(iv)	any violation of Applicable Laws, including without limitation applicable Canadian Securities Laws or US Securities Laws, that occurred prior to Effective Time;

(v)	any failure to materially comply with the terms of any agreements, contracts, indentures, licenses, permits, approvals to which it is or was party or which it is or was subject to, or which has been entered into on its behalf or its constating documents;

(vi)	Claims relating to the operation, performance, warranty, maintenance, service, malfunction or liability of its products prior to Effective Time;

(vii)	Claims relating to workers’ compensation, including without limitation, premiums in Canada or the United States;

(viii)	Claims relating to personal injuries or property damage; or

(ix)	Claims relating to violations of Environmental Laws or the release of Hazardous Substances;
(b)	any debts, liabilities, commitments or obligations of any nature (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind whatsoever resulting from any matters, actions, events, facts or circumstances related to the activities, affairs or business of Onco US or New Onco which occur on or after the Effective Time; and

(c)	any breach (including any failure or inaccuracy) of any of the representations and warranties of Onco US, Onco Alberta or Onco BC contemplated under the Arrangement Agreement (including the representation and warranty contemplated by Section 4.2(i)(vii) of the Arrangement Agreement), or any failure of Onco US, Onco Alberta or Onco BC to perform or observe any covenant or agreement to be performed by it under the Arrangement Agreement (excluding any post-closing obligations relating to the transactions contemplated in the Divestiture Agreement executed on closing of the Arrangement) as though such representations, warranties, covenants and agreements survived the closing of the Arrangement; provided, however, that for such purposes, the Materiality Representations and Warranties shall be read and construed without reference to the “materiality”, “material”, “Material Adverse Effect” or “Material Adverse Change” and similar qualifications used therein;
(any of such circumstances referred to herein as a “New Onco Surviving Agreement Default”).
2.2	Liability and Indemnity of Old Onco
Old Onco will be liable to Onco US and New Onco for all Losses which they may suffer, sustain, pay or incur and will indemnify and hold Onco US and New Onco harmless from and against all Losses which may be brought against or suffered by Onco US or New Onco or which they may suffer, sustain or incur arising out of, resulting from, attributable to or connected with:
(a)	any breach (including any failure or inaccuracy) of any of the representations and warranties of Gamehost under the Arrangement Agreement or any failure of Gamehost to perform or observe any covenant or agreement to be performed by it under the Arrangement Agreement as though such representations, warranties, covenants and agreements survived the closing of the Arrangement; provided, however, that for such purposes, the Materiality Representations and Warranties shall be read and construed without reference to the “materiality”, “material”, “Material Adverse Effect” or “Material Adverse Change” and similar qualifications used therein; and

(b)	any failure of Old Onco to perform or observe any post-closing covenant or agreement to be performed by it under the Divestiture Agreement,
(any of such circumstances referred to herein as an “Old Onco Surviving Agreement Default”).
2.3	Limitations
(a)	No Party shall have any liability in connection with a Surviving Agreement Default unless the Party or Parties claiming against such Party shall have delivered to such first-mentioned Party a Notice of Claim respecting such Surviving Agreement Default within two years from the date hereof. For greater certainty, a claim for Losses made under this Agreement for which a Notice of Claim has been given shall continue for the purpose of giving effect to the liability and indemnity provisions of this Agreement relating to such claim and shall be subject to limitations of action laws as provided for in Section 3.3.

(b)	Losses or compensation for which any Party is entitled to claim for under this Agreement shall be reduced by: (i) any net tax benefit received or receivable or available to such Party, where such net tax benefit is related to or arises as a consequence of such Losses or compensation or the payment thereof; and (ii) the amount of such Losses that are actually reimbursed by insurance proceeds, net of any co-payments and increased premiums resulting from such Losses or compensation; provided, however, that the possibility of receipt of any such insurance proceeds shall not delay or reduce any Party’s obligations to pay in full such Party’s liability and indemnity obligations under this Agreement when due (subject to appropriate reimbursement to such Party if and when applicable insurance proceeds are actually received as above contemplated). Upon making a full indemnity payment, a Party shall, to the extent of the indemnity payment, be subrogated to all rights of the other Party against any third party in respect of such Claim to which the indemnity payment relates.

(c)	No claims may be made by Old Onco relating to Taxes for any period prior to the Effective Time if such Taxes arise or occur as a consequence of actions of Old Onco taken after the Closing, including without limitation, the re-filing of any Tax return, making any election, or making a different choice under GAAP.

(d)	The maximum aggregate liability of Onco US and New Onco, collectively, for a breach by Onco US of the representation and warranty contemplated by Section 4.2(i)(vii) of the Arrangment Agreement shall be $3,912,500.
ARTICLE 3
INDEMNITY PROCEDURES
3.1	Procedure Regarding Tax Matters

(a)	Without the written consent of Onco US, Old Onco shall not allow or permit any person to:
(i)	waive any time limitation, statutory or otherwise, for any matter in respect of which there may be a Tax Indemnity Issue; or

(ii)	request or initiate in any manner a review, ruling or opinion of any Tax Indemnity Issue by a tax authority;
in respect of any taxation year of Old Onco, or any of its predecessors, ending on or before the Effective Time.

(b)	Old Onco shall use all reasonable efforts to inform Onco US promptly of any audit or other inquiry from any tax authority relating to a Tax Indemnity Issue. Onco US shall have the exclusive right at its own expense and employing counsel of their own choice to communicate with the tax authorities on all matters relating to Tax Indemnity Issues.

(c)	Old Onco will, within 30 days after receiving an assessment, reassessment, confirmation or appeal or other notice in writing with respect to any matter that relates to or may reasonably be expected to relate to a Tax Indemnity Issue (each of which is hereinafter referred to as an “Assessment”), deliver to Onco US a copy of the Assessment together with a statement (the “Statement”) setting out an estimate of the Tax Default Indemnity Amount arising therefrom.

(d)	Onco US shall have the exclusive right, at its own expense and employing counsel of its own choice to contest any Assessment to the extent that it relates to one or more Tax Indemnity Issues (but only to such extent), provided that Onco US gives written notice to Old Onco acknowledging liability under this Agreement with respect to such Assessment to the extent it relates to such Tax Indemnity Issues and stating its intention to dispute or otherwise deal with the Tax Indemnity Issues within 15 days of Onco US’s receipt of a copy of the Assessment and the Statement in respect thereof and further provided that Onco US remits to the appropriate tax authority on behalf of Old Onco the amount of Taxes in respect of Indemnity Issues required to be remitted by virtue of the Assessment having regard to the challenge thereof.

(e)	If Onco US elects to contest or otherwise deal with an Assessment to the extent that it relates to a Tax Indemnity Issue and remits the required amount of Taxes as aforesaid, Old Onco shall not take any action or agree to any settlement with a tax authority which pertains to such Tax Indemnity Issue without the written consent of Onco US except as hereinafter provided.
(f)	If Onco US elects to contest or otherwise deal with an Assessment insofar as it pertains to a Tax Indemnity Issue and thereafter Old Onco, acting reasonably, determines that Onco US has failed to settle or diligently prosecute such contest, Old Onco shall be entitled to take carriage and control of the contest commencing on the fifth day after it has provided written notice to Onco US of its intention to do so, unless, within that five day period, Onco US settles or resumes the diligent prosecution of the challenge and, if Old Onco takes carriage and control of the contest in accordance with this paragraph 3.1(f), Onco US shall be bound by the results including any settlement obtained by Old Onco with respect to such Assessment as it relates to the Tax Indemnity Issue.

(g)	If Onco US elects to contest or otherwise deal with an Assessment as it relates to one or more Tax Indemnity Issues, Onco US shall be entitled to settle any Assessment as it relates to such Tax Indemnity Issues upon obtaining the written consent of Old Onco which consent shall not be unreasonably withheld or delayed, and making payment arrangements satisfactory to Old Onco, acting reasonably, for the payment of Taxes that arise therefrom and remain outstanding.

(h)	If Onco US does not elect to contest or otherwise deal with an Assessment as it relates to one or more Tax Indemnity Issues in the manner aforesaid or, having so elected, thereafter fails to pursue diligently the settlement or prosecution of such contest, Onco US shall be liable for the payment of all costs and expenses of the contest and for the reimbursement of Old Onco for all such costs and expenses reasonably incurred by Old Onco.

(i)	If an Assessment relates to one or more Tax Indemnity Issues and to other issues, Old Onco shall, at its own expense and employing counsel of its own choice, have full carriage and control of the dispute of the portion of the Assessment relating to such other issues.

(j)	Old Onco and Onco US shall co-operate with each other with respect to all Tax Indemnity Issues and shall keep each other reasonably informed of the status or conduct related to all Tax Indemnity Issues.

(k)	If Onco US has provided security to a tax authority in respect of one or more Tax Indemnity Issues and the tax authority subsequently surrenders the security to Old Onco, Old Onco shall receive such security as a trustee for the benefit of Onco US and shall forthwith deliver such security to Onco US.

3.2	Non-Tax Matters Procedure

(a)	A Party making a claim for Losses which it is entitled to claim for under this Agreement (such Party is referred to in this Section 3.2 as the “Indemnified Party” and the Party liable for such claim for Losses is referred to in this Section 3.2 as the “Indemnifying Party”) and which relates to any claim of any third party other than a claim of a tax authority for Tax Losses (a “Third Party (Non-Tax) Claim”) shall promptly provide a Notice of Claim relating to such Third Party (Non-Tax) Claim to the Indemnifying Party, provided that any failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder only to the extent that such failure shall have resulted in liability to the Indemnifying Party that could have been avoided had such notice been provided within such time period.

(b)	With respect to any Third Party (Non-Tax) Claim, the Indemnifying Party shall have the right, at its expense, to assume carriage and control of the defence of the Third Party (Non-Tax) Claim provided that:
(i)	the Indemnifying Party gives written notice to the Indemnified Party within 20 days of receipt by the Indemnifying Party of the Notice of Claim with respect to such Third Party (Non-Tax) Claim (the “20-Day Period”) acknowledging its obligation to indemnify under this Agreement with respect to such Third Party (Non-Tax) Claim and electing to assume such carriage and control; and

(ii)	the Indemnifying Party provides security satisfactory to the Indemnified Party, acting reasonably, to sufficiently cover expected Losses relating to such Third Party (Non- Tax) Claim.
(c)	If within the 20-Day Period the Indemnifying Party advises the Indemnified Party that the Indemnifying Party is unable, without further inquiry, to determine whether the Third Party (Non-Tax) Claim is one in respect of which the Indemnifying Party is obligated to indemnify under this Agreement, the Indemnifying Party shall have a further 20 days from the end of the 20-Day Period to elect to assume carriage and control of the defence of the Third Party (Non-Tax) Claim by giving the written notice required by Section 3.2(b)(i) within such additional 20-day period and complying with the requirements of Section 3.2(b)(i) with respect to the Third Party (Non-Tax) Claim. Until such time as the Indemnifying Party assumes carriage and control of the defence of the Third Party (Non-Tax) Claim as permitted in this Section 3.2(c), the Indemnified Party shall have the right to assume carriage and control of the defence of the Third Party (Non-Tax) Claim but shall not settle or pay the Claim without the written consent of the Indemnifying Party. If the Indemnifying Party does not assume control of a Claim as permitted in this Section 3.2(c), the obligation of the Indemnifying Party to indemnify the Indemnified Party in respect of such Claim shall terminate if the Indemnified Party settles such Claim without the consent of the Indemnifying Party.

(d)	If the Indemnifying Party elects to assume such carriage and control in the manner aforesaid, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party (Non-Tax) Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences).

(e)	If the Indemnifying Party does not elect to assume carriage and control of the defence of the Third Party (Non-Tax) Claim in the manner aforesaid, the Indemnified Party shall be entitled to assume such carriage and control of the Third Party (Non-Tax) Claim. If the Indemnifying Party, having elected to assume such carriage and control, thereafter fails to defend the Third Party (Non-Tax) Claim within a reasonable time or fails to diligently prosecute such defence, the Indemnified Party shall be entitled to assume such carriage and control of the defence of the Third Party (Non-Tax) Claim commencing on the fifth (5th) day following the provision of written notice to the Indemnifying Party if such failure is then continuing. If the Indemnified Party assumes carriage and control of the defence of the Third Party (Non-Tax) Claim as permitted in this Section 3.2 (including as contemplated by Section 3.2(c), this Section 3.2(e) or Section 3.2(f), the Indemnifying Party shall be bound by the results obtained by the Indemnified

Party with respect to such Third Party (Non-Tax) Claim, and the Indemnifying Party shall be jointly and severally liable for the payment of all costs and expenses of the defence of such Third Party (Non-Tax) Claim and shall reimburse the Indemnified Party for all such costs and expenses subject to the limitations set out in this Agreement.
(f)	If any Third Party (Non-Tax) Claim is of a nature such that the Indemnified Party is required by Applicable Law to make a payment to any person (a “Third Party”) with respect to the Third Party (Non-Tax) Claim before the completion of settlement negotiations or related legal proceedings or in order to continue or preserve any defence, objection or legal proceeding relating to the Third Party (Non-Tax) Claim, the Indemnifying Party shall make such payment. If the Indemnifying Party fails to make such payment, (i) the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment subject to the limitations set out in this Agreement, and (ii) if the Indemnifying Party has carriage and control of the defence of the Third Party (Non-Tax) Claim, the Indemnified Party shall be entitled to assume such carriage and control. If the amount of any liability of the Indemnified Party under the Third Party (Non-Tax) Claim in respect of which such a payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party subject to the limitations set out in this Agreement.

(g)	Except for a full and complete settlement of a Third Party (Non-Tax) Claim that involves the payment of money only and is paid in full by the Indemnifying Party and where there is no finding or admission of wrongdoing or violation of law by the Indemnified Party and no adverse effect on any other claims that may be made against the Indemnified Party or on the defence of any Third Party (Non-Tax) Claim, the Indemnifying Party shall not settle any Third Party (Non-Tax) Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

(h)	The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party (Non-Tax) Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

(i)	With respect to any claim for Losses by an Indemnified Party (referred to herein as an “Other Claim”) under this Agreement which is not related to either a Third Party (Non-Tax) Claim or a claim by a tax authority for Tax Losses, the Indemnified Party shall give written notice of such Other Claim to the Indemnifying Party promptly after the Indemnified Party has reasonably determined the existence of such Other Claim. The Indemnifying Party shall have 20 days from receipt of such notice to either acknowledge an obligation to indemnify for such Other Claim or dispute liability for such Other Claim by notice in writing to the Indemnified Party, such dispute shall be resolved by a court of competent jurisdiction.

3.3	Extension — Limitations Act
It is expressly agreed by the Parties, as permitted by the Limitations Act (Alberta) and all other applicable limitations legislation, to extend the limitation period in respect of any liability and indemnity obligations under this Agreement for a Surviving Agreement Default for two years after the date on which the Notice of Claim was given with respect to such liability and indemnity obligations in respect of a Surviving Agreement Default.

3.4	Access to Books and Records and Cooperation
If the Tax Returns referred to below have not been filed prior to the closing of the Arrangement as contemplated in the Arrangement Agreement, as soon as reasonably practicable after the closing of the Arrangement and in any event no later than 60 days after closing of the Arrangement, Onco US shall, at its expense but with the commercially reasonable assistance and cooperation of Old Onco, prepare the Tax Returns for Onco BC and Onco Alberta for the year ended December 31, 2009. Onco US shall diligently prepare such Tax Returns in accordance with applicable Laws and consistent with past practice, and, if prudent to do so, seek professional assistance and advice from an accounting firm in order to prepare such returns. Onco US and New Onco shall provide Old Onco with full access (during normal business hours and upon reasonable notice) to the Onco Books and Records and the then current employees of Onco US, and will fully cooperate and assist Old Onco so that the employees of Old Onco understand the basis on which such return was prepared and they are able to responsibly execute and file such return, including without limitation, providing copies or originals of any information in the Onco Books and Records which are required to prepare such Tax Returns. Old Onco shall be responsible for reviewing the returns and, if acceptable, filing such returns as required under applicable Laws.
Onco US and New Onco agree to provide access and support in respect of Onco Books and Records and to the then current employees of Onco US and New Onco and will fully cooperate and assist Old Onco so that Old Onco can reasonably defend any litigation, claim or dispute or respond to any assessment, reassessment, confirmation, appeal or other inquiry in respect of Taxes of Old Onco or file any required Tax Returns or make any other filings which reasonably require access to, or an understanding of, the Onco Books and Records. Onco US agrees that such Onco Books and Records will be maintained and kept available for retrieval until the destruction of such data by such Party in accordance with its standard data retention policies as applicable from time to time, provided that such destruction shall not take place for a period of at least ten (10) years or such longer period as may be required by applicable legislation.
3.5	Copies of Books and Records
Within 5 Business Days of the date of a written request by Old Onco, Onco US and New Onco will provide Old Onco with copies of any of the Onco Books and Records reasonably requested by Old Onco.
3.6	Mitigation
Nothing in this Agreement shall in any way restrict or limit the general obligation at law of a Party to mitigate any Loss or other amount which it may suffer or incur by reason of a Surviving Agreement Default under this Agreement. If any Claim or amount to be compensated can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, a Party shall take all appropriate steps to enforce such recovery, settlement or payment. If the Party entitled to claim under this Agreement fails to make all commercially reasonable efforts to mitigate any Loss or other amount to be compensated then the other Party shall not be required to indemnify or compensate such Party for the Loss or other amount that could have been avoided if the Party had made such efforts.

ARTICLE 4
NOTICES
4.1	Notices
All notices that may or are required to be given pursuant to any provision of this Agreement are to be given or made in writing and served personally or sent by telecopy or e-mail:
(a)	in the case of Old Onco, to:
Gamehost Inc.
400, 4406 – 50th Avenue
Red Deer, AB T4N 3Z5
Facsimile: (403) 340-0683
E-mail: djwill@gamehost.ca
Attention: Vice President
with a copy to:
Shea Nerland Calnan LLP
2800, 715-5th Avenue SW
Calgary, Alberta T2P 2X6
Facsimile: (403) 299-9601
E-mail: jbrennan@snclaw.com
Attention: Joe Brennan
(b)	in the case of Onco US or New Onco, to:
c/o Oncothyreon Inc.
2601 Fourth Avenue, Suite 500
Seattle, WA 98121
Facsimile: (206) 801-2111
E-mail: rkirkman@oncothyreon.com
Attention: Dr. Robert L. Kirkman President and CEO
with a copy to:
Fraser Milner Casgrain LLP
2900, 10180-101 Street
Edmonton, AB, T5J 3V5
Facsimile: (780) 423-7276
E-mail: michael.obert@fmc-law.com
Attention: Michael Obert
or such other address as the Parties may, from time to time, advise to the other Parties hereto by notice in writing. The date or time of receipt of any such notice will be deemed to be the date of delivery or the time such telecopy or e-mail is received.

ARTICLE 5
GENERAL
5.1	Binding Effect
This Agreement shall be binding upon and enure to the benefit of the Parties.
5.2	Assignment
No Party to this Agreement may assign any of its rights or obligations under this Agreement without prior written consent of the Other Party.
5.3	Severability
If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:
(a)	the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b)	the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.
5.4	Further Assurances
Each Party hereto shall, from time to time and at all times hereafter, at the request of the Other Party hereto, but without further consideration, do all such further acts, and execute and deliver all such further documents and instruments as may be reasonably required in order to fully perform and carry out the terms and intent hereof.
5.5	Time of Essence
Time shall be of the essence of this Agreement.
5.6	Governing Law
This Agreement shall be governed by and construed in accordance with the Laws of the Province of Alberta and the Parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of Alberta.
5.7	Waiver
No waiver by any Party shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

5.8	Counterparts
This Agreement may be executed by facsimile or other electronic signature and in counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument.
IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

GAMEHOST INC.		ONCOTHYREON INC.

Per:		Per:

	David J. Will		Robert L. Kirkman, MD
	President and CEO		President and CEO

Per:

Darcy J. Will
Vice President

1517680 ALBERTA ULC

Per:

Robert L. Kirkman, MD
President

EXHIBIT C
REQUIRED APPROVALS
1.	Onco Required Approvals

Nil

2.	Gamehost Required Approvals
(a)	Consents of Regulatory Authorities To The Arrangement and the Transactions Contemplated Thereby:

Consent of the Alberta Liquor and Gaming Commission to the Arrangement

(b)	Consents of Third Parties Under Material Contracts To The Arrangement and the Transactions Contemplated Thereby:
•	Consent of the various landlords under lease agreements for the material properties of Gamehost and its Subsidiaries (other than those owned by Gamehost and its Subsidiaries) including:
a.	Head Office (located in Red Deer, Alberta); and

b.	Boomtown Casino (located in Fort McMurray, Alberta)
•	Consent of the equipment providers under various equipment rental agreements for the material equipment located at the material properties of Gamehost and its Subsidiaries including:
a.	Equipment Rental Agreement (Boomtown);

b.	Equipment Rental Agreement (Deerfoot JV); and

c.	Equipment Rental Agreement (Great Northern).
(c)	Consent of Lenders To The Arrangement and the Transactions Contemplated Thereby:

Consent of the primary lender to Gamehost (and its Subsidiaries), being Canadian Western Bank, under its credit facilities with such lender.

C-1

EXHIBIT D
FORM OF GAMEHOST RESOLUTION
BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	With respect to the proposed arrangement (the “Arrangement #1”) under Section 193 of the Business Corporations Act (Alberta) (the “ABCA”) involving Gamehost Income Fund (“Gamehost”), Oncothyreon Inc., Oncothyreon Canada Inc. and 0811769 B.C. ULC, among others:
(a)	The Arrangement #1, as more particularly described and set forth in the management information circular (the “Circular”) of Gamehost accompanying the notice of this meeting (as the Arrangement #1 may be modified or amended), is hereby authorized, approved and adopted;

(b)	The plan of arrangement as it may be or has been amended (the “Arrangement #1 Plan of Arrangement”), involving Gamehost, Oncothyreon Inc., Oncothyreon Canada Inc. and 0811769 B.C. ULC, among others, the full text of which is set out in Exhibit “A” to the arrangement agreement dated February 17, 2010 among Gamehost, Oncothyreon Inc., Oncothyreon Canada Inc. and 0811769 B.C. ULC (the “Arrangement Agreement #1”), is hereby approved and adopted;

(c)	The Arrangement Agreement #1, the actions of the trustees of Gamehost in approving the Arrangement #1 and the Arrangement Agreement #1, and the actions of the directors and officers of Gamehost Management Inc. (“GMI”) in its capacity as administrator of Gamehost in executing and delivering the Arrangement Agreement #1 and any amendments thereto, are hereby ratified and approved;

(d)	Notwithstanding that this resolution has been passed (and the Arrangement #1 adopted) by the security holders of Gamehost (including the holders of exchangeable securities) or that the Arrangement #1 has been approved by the Court of Queen’s Bench of Alberta, the trustees of Gamehost, or the directors of GMI, in GMI’s capacity as administrator of Gamehost, are hereby authorized and empowered, at their discretion, without further notice to or approval of the security holders of Gamehost (including the holders of exchangeable securities): (i) to amend the Arrangement Agreement #1 and/or the Arrangement Agreement #1 Plan of Arrangement, to the extent permitted by the terms of the Arrangement Agreement #1, as applicable, and (ii) subject to the terms of the Arrangement Agreement #1 to not proceed with the Arrangement #1 or any portion thereof.

(e)	Any trustee or officer of Gamehost, or any officer or director of GMI, in GMI’s capacity as administrator of Gamehost, is hereby authorized and directed for and on behalf of Gamehost or GMI, as applicable, to execute and deliver articles of arrangement and such other documents as are necessary or desirable to: (i) the Registrar under the ABCA, (ii) any applicable securities regulatory authority, (iii) any stock exchange or market, or (iv) other third party, in accordance with the Arrangement Agreement #1, as applicable, and any transaction or agreement contemplated therein.
2.	Should the Arrangement #1 contemplated above not be capable of being completed due to a termination of Arrangement Agreement #1 on its terms, with respect to the proposed arrangement

D-1

(the “Arrangement #2”) under Section 193 of the Business Corporations Act (Alberta) (the “ABCA”) involving Gamehost and [insert name of the corporation to be incorporated by Gamehost prior to the date of the Circular for the purpose of completing Arrangement #2], among others:
(a)	The Arrangement #2, as more particularly described and set forth in the Circular of Gamehost accompanying the notice of this meeting (as the Arrangement #2 may be modified or amended), is hereby authorized, approved and adopted;

(b)	The plan of arrangement as it may be or has been amended (the “Arrangement #2 Plan of Arrangement”), involving Gamehost and [insert name of the corporation to be incorporated by Gamehost prior to the implementation of Arrangement #2 for the purpose of completing Arrangement #2], among others, the full text of which is set out in Exhibit “A” to the arrangement agreement dated [insert date of agreement which will be prior to the date of the Circular] among Gamehost and [insert name of the corporation to be incorporated by Gamehost prior to the implementation of Arrangement #2 for the purpose of completing Arrangement #2] (the “Arrangement Agreement #2”), is hereby approved and adopted;

(c)	The Arrangement Agreement #2, the actions of the trustees of Gamehost in approving the Arrangement #2 and the Arrangement Agreement #2, and the actions of the directors and officers of GMI in its capacity as administrator of Gamehost in executing and delivering the Arrangement Agreement #2 and any amendments thereto, are hereby ratified and approved;

(d)	Notwithstanding that this resolution has been passed (and the Arrangement #2 adopted) by the security holders of Gamehost (including the holders of exchangeable securities) or that the Arrangement #2 has been approved by the Court of Queen’s Bench of Alberta, the trustees of Gamehost, or the directors of GMI, in GMI’s capacity as administrator of Gamehost, are hereby authorized and empowered, at their discretion, without further notice to or approval of the security holders of Gamehost (including the holders of exchangeable securities): (i) to amend the Arrangement Agreement #2 and/or the Arrangement Agreement #2 Plan of Arrangement, to the extent permitted by the terms of the Arrangement Agreement #2, as applicable, and (ii) subject to the terms of the Arrangement Agreement #2 to not proceed with the Arrangement #2 or any portion thereof.

(e)	The trustees of Gamehost, or any officer or director of GMI, in GMI’s capacity as administrator of Gamehost, is hereby authorized and directed for and on behalf of Gamehost or GMI, as applicable, to execute and deliver articles of arrangement and such other documents as are necessary or desirable to: (i) the Registrar under the ABCA, (ii) any applicable securities regulatory authority, (iii) any stock exchange or market, or (iv) other third party, in accordance with the Arrangement Agreement #2, as applicable, and any transaction or agreement contemplated therein.
3.	Any trustee or officer of Gamehost, or any officer or director of GMI, in GMI’s capacity as administrator of Gamehost, is hereby authorized and directed for and on behalf of Gamehost or GMI, as applicable, to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing as contemplated in this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

D-2

EXHIBIT E
FORM OF DIVESTITURE AGREEMENT
DIVESTITURE AGREEMENT AND INSTRUMENT OF CONVEYANCE
among
[ONCO ALBERTA] and [ONCO BC]
and
1518025 ALBERTA ULC
intervened to by
GAMEHOST INCOME FUND
and
1517680 ALBERTA ULC

Made as of •, 2010

DIVESTITURE AGREEMENT AND INSTRUMENT OF CONVEYANCE
THIS AGREEMENT is made as of •, 2010,
AMONG:
[ONCO ALBERTA], an unlimited liability corporation subsisting under the Laws of the Province of Alberta (hereinafter referred to as “Onco Alberta”)
and
[ONCO BC], a corporation subsisting under the Laws of the Province of Alberta (hereinafter referred to as “Onco BC” and, collectively with Onco Alberta, the “Vendors”)
AND
1518025 ALBERTA ULC, an unlimited liability corporation subsisting under the Laws of the Province of Alberta (hereinafter referred to as the “Purchaser”)
INTERVENED TO BY:
GAMEHOST INCOME FUND, a trust created under the Laws of the Province of Alberta (hereinafter referred to as “Gamehost”)
and
1517680 ALBERTA ULC, an unlimited liability corporation subsisting under the Laws of the Province of Alberta (hereinafter referred to as “New Onco”)
WHEREAS:
1.	Onco Alberta is a biotechnology company;

2.	Onco BC is a holding company that owns all of the issued and outstanding shares of Onco Alberta;

3.	it was a term of the Arrangement Agreement (as defined below) that the Parties enter into this Agreement;

4.	the Vendors desires to sell to the Purchaser, and the Purchaser desires to purchase from the Vendors, all of the Assets (as defined below); and

5.	the Purchaser desires to assume and thereafter be bound by all of the Assumed Liabilities (as defined below) on the terms and conditions set forth herein;
NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

SECTION 1
DEFINITIONS AND INTERPRETATION
1.1 Definitions
In this Agreement, including the recitals hereto, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:
1.1.1	“ABCA” means the Business Corporations Act (Alberta), as amended, including the regulations promulgated thereunder;

1.1.2	“Agreement” means this divestiture agreement and instrument of conveyance, including its recitals and schedules, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

1.1.3	“Applicable Laws” means, with respect to any Person, any domestic or foreign federal, national, state, provincial, municipal or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, as amended unless expressly specified otherwise, that is binding upon or applicable to such Person;

1.1.4	“Arrangement” means an arrangement under Section 193 of the ABCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 6.1 of the Arrangement Agreement or Section 4.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order in accordance with the terms of the Arrangement Agreement;

1.1.5	“Arrangement Agreement” means the arrangement agreement entered into among Gamehost, Onco US, Onco Alberta and Onco BC dated February 17, 2010 as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, wherein the Vendors agreed to reorganize their business in accordance with the terms set forth therein;

1.1.6	“Assets” means all of the properties, rights and other assets owned by the Vendors immediately prior to the Effective Time whether real or personal, tangible or intangible of every kind and description whatsoever and wherever situated and including, for greater certainty, the following:
(a)	all cash on hand and investment, and all proceeds received or receivable thereon prior to the Effective Date;

(b)	all accounts receivable and the benefit of all security, guarantees and other collateral held by the Vendors;

(c)	all rights to amounts payable to or receivable by the Vendors in respect of refunds, reimbursements, overpayment of Tax (“Tax Receivables”), including input tax credits under the Excise Tax Act (Canada) accruing on or prior to the Effective Date. For greater certainty, the Purchaser shall be entitled to the proceeds from all deemed payments on account of Tax payable (scientific research and experimental development refundable Tax credit) for the year ending December 31, 2009 and all such deemed payments on account of Tax payable (scientific research and experimental development refundable Tax credit) earned or accrued on or before the Effective Time or as a consequence of eligible expenses incurred prior to the Effective Time whether or not the Vendors are in a position to use such credits against its Taxes otherwise payable for its taxation year that includes the Effective Date;
(d)	all deposits and prepaid expenses;

(e)	all long term deposits;

(f)	all licenses, permits and other governmental registrations and authorizations;

(g)	all inventory, machinery, tools, equipment, furniture, furnishings, fixtures, parts, and all other miscellaneous tangible items;

(h)	all computer hardware and software, including all rights under licenses and other agreements or instruments relating thereto;

(i)	all rights under leases of personal property, orders or Contracts for the provision of goods or services (whether as buyer or seller), distribution and agency agreements, employment, non-compete, confidentiality and other Contracts;

(j)	all Assumed Contracts;

(k)	all Intellectual Property, including, the whole right, title and interest, all rights of action resulting from prior infringement or other unauthorized use and all rights as a party in opposition or similar proceedings;

(l)	all books and records (other than those required by law to be retained by the Vendors, copies of which shall be made available to the Purchaser), including those that relate to any of the Assets, sales history, production records, Vendors/supplier history, customer information and records and any records pertaining to warranty claims, customer returns and how those matters have been resolved;

(m)	all benefits under all insurance policies in respect of claims based on occurrences on or prior to the Effective Time;

(n)	the full benefit of all warranties and warranty rights (express or implied) against manufacturers or sellers;

(o)	all interests in any and all subsidiaries of the Vendors (except as noted in the Excluded Assets), including but not limited to, shares, rights to Intellectual Property, debt and claims;

(p)	all goodwill of the Business together with the exclusive right for the Purchaser, as and from the Effective Time, to represent itself as carrying on the Business in continuation of and in succession to the Vendors and the right to use any words indicating that the said Business is so carried on, including the Vendors’ rights to use the name “Oncothyreon” or any variation thereof as part of the name or style under which the Business is carried on by the Purchaser; and
(q)	all shares of other corporations or interest in any partnership owned by the Vendors (except as noted in the Excluded Assets) immediately prior to the Effective Time;
but specifically excluding the Excluded Assets.
1.1.7	“Assumed Contracts” means all Contracts to which the Vendors are a party immediately prior to the Effective Time;

1.1.8	“Assumed Liabilities” means all Liabilities of the Vendors accrued prior to the Effective Time;

1.1.9	“Business” means the business of the Vendors immediately prior to the Effective Time;

1.1.10	“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in Calgary, Alberta or Edmonton, Alberta are closed;

1.1.11	“Gamehost” has the meaning set out on the first page of this Agreement;

1.1.12	“Claim” means any claim, action, demand, cause of action, suit, complaint, proceeding, arbitration, judgment, settlement, award, assessment, re-assessment, order, investigation, enquiry or hearing made or threatened;

1.1.13	“Closing Time” means the time specified in the Arrangement Agreement;

1.1.14	“Contract” means any agreement, indenture, contract, lease, trust agreement, license, option, instrument or other commitment, whether written or oral;

1.1.15	“Court” means the Court of Queen’s Bench of Alberta;

1.1.16	“Disclosure Documents” has the meaning set out in Section 5.4;

1.1.17	“Effective Date” has the meaning ascribed thereto in the Plan of Arrangement;

1.1.18	“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

1.1.19	“Excluded Assets” means the (i) benefit of the Tax Pools; (ii) any and all shares of Onco Alberta owned by Onco BC; (iii) any and all shares New Onco owned by Onco BC (which shall be dealt with in accordance of the terms of the Plan of Arrangement); and (iii) any and all shares Onco Alberta Subco (as defined in the Arrangement Agreement) owned by Onco Alberta (which shall be dealt with in accordance of the terms of the Plan of Arrangement);

1.1.20	“Excluded Liabilities” means all the Liabilities of the Vendors incurred after the Effective Time which, for greater certainty, includes all Liabilities of the Vendors in respect of Tax that were, are or may become payable resulting from the Arrangement, the obligation to repay the amounts loaned to the Vendors by Gamehost under the Plan of Arrangement or to satisfy the dissent rights granted to Gamehost Security Holders (as such term is defined in the Arrangement Agreement) pursuant to the Interim Order (as such term is defined in the Arrangement Agreement);
1.1.21	“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court (in accordance with the terms of the Arrangement Agreement) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Vendors and Gamehost, each acting reasonably) on appeal;

1.1.22	“GAAP” means Canadian generally accepted accounting principles, as in effect from time to time;

1.1.23	“Governmental Authority” means any (i) multinational, domestic, foreign, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry or agency, domestic or foreign, (ii) any subdivision, agent, commission, board, or authority of any of the foregoing, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (iv) any stock exchange, including the Toronto Stock Exchange, The TSX Venture Exchange, the Over-The-Counter Bulletin Board and the NASDAQ Capital Market.;

1.1.24	“Indemnity Agreement” means the indemnity agreement entered into concurrently with the Arrangement between the Vendors (or their successor corporation), Onco US and New Onco;

1.1.25	“Intellectual Property” means:
(a)	any and all proprietary rights provided under:
(i)	patent law;

(ii)	copyright law (including moral rights);

(iii)	trade-mark law;

(iv)	design patent or industrial design law;

(v)	semi-conductor chip or mask work or integrated circuit topography law; or

(vi)	any other statutory provision or common law principle applicable to this Agreement, including trade secret law, which may provide a right in either hardware, software, information (including confidential information), trademarks, ideas, formulae, algorithms, concepts, inventions, processes or know-how generally, or the expression or use of the same;
(b)	any and all applications, registrations, licences, sub-licences, franchises, agreements or any other evidence of a right in any of the foregoing; and

(c)	all licences and waivers and benefits of waivers of the intellectual property rights set out in (a) and (b) above, all future income and proceeds from the intellectual property rights set out in (a) and (b) above, and all rights to damages and profits by reason of the infringement or violation of any of the intellectual property rights set out in (a) and (b) above;
1.1.26	“Liabilities” means all debts, liabilities, commitments or obligations (whether matured or unmatured, accrued, fixed, contingent or otherwise) of any kind or nature whatsoever resulting from any matters, actions, events, facts or circumstances related to the activities, affairs or business of the Vendors;

1.1.27	“Losses” means, in respect of any and all matters, all losses, costs, damages, expenses, charges, fines, penalties, interest charges, assessments or other liabilities whatsoever (including legal fees and disbursements on a solicitor and client basis and fees and disbursements of experts);

1.1.28	“New Onco” has the meaning set out on the first page of this Agreement;

1.1.29	“Onco Alberta” has the meaning set out on the first page of this Agreement;

1.1.30	“Onco BC” has the meaning set out on the first page of this Agreement;

1.1.31	“Onco US” means Oncothyreon Inc., a corporation subsisting under the laws of the State of Delaware;

1.1.32	“Parties” means, collectively, the Vendors and the Purchaser and “Party” means any one of them;

1.1.33	“Person” includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, company, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

1.1.34	“Plan of Arrangement” means the plan of arrangement, substantially in the form of Exhibit “A” to the Arrangement Agreement, and any amendments or variations thereto made in accordance with Section 6.1 of the Arrangement Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order in accordance with the terms of the Arrangement Agreement;

1.1.35	“Purchase Price” has the meaning set out in Section 3.1;

1.1.36	“Purchaser” as the meaning set out on the first page of this Agreement;

1.1.37	“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as may be promulgated or amended from time to time;

1.1.38	“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), payroll and employee withholding taxes, unemployment insurance, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, capital taxes, workers compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Gamehost or either of the Vendors, as the case may be, is required to pay, withhold, remit or collect;

1.1.39	“Tax Pools” means Onco Alberta’s non-capital losses, scientific research and experimental development expenditures and investment tax credits, as those terms are used for the purposes of the Income Tax Act (Canada) in the amounts as set out in the Disclosure Letter (as defined in the Arrangement Agreement);

1.1.40	“Tax Receivables” has the meaning set out in Section 1.1.6(c);

1.1.41	“Vendors” has the meaning set out on the first page of this Agreement.
1.2 Number and Gender
In this Agreement, unless the contrary intention appears, (i) words importing the singular include the plural and vice versa and (ii) words importing gender shall include all genders.
1.3 Currency
Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.
1.4 Headings
The division of this Agreement into Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Sections and Schedules are to Sections of and Schedules to this Agreement.
1.5 Including
Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.
1.6 Governing Law
This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. Each Party hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Alberta in respect of all matters related to, arising out of or resulting from this Agreement and the transactions contemplated herein.

1.7 Accounting Principles
Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under GAAP, and all determinations of an accounting nature required to be made shall be made in a manner consistent with GAAP.
1.8 Statutory References
A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.
1.9 Incorporation of Schedules
The following schedules annexed to this Agreement are hereby incorporated by reference into the Agreement and form part hereof:
Schedule 3.1 Purchase Price
Schedule 3.2 Principals for Allocation of Purchase Price
SECTION 2
CONVEYANCE OF ASSETS; ASSUMPTION OF ASSUMED LIABILITIES
2.1 The Vendors hereby sell assign, grant and transfer to the Purchaser, and the Purchaser hereby purchases from the Vendors, all of the right, title, benefit and interest of the Vendors in and to the Assets, effective as of the Effective Time. The Parties each acknowledge that the Excluded Assets are not being transferred pursuant to this Agreement.
2.2 The Purchaser hereby acknowledges that it is purchasing the Assets on an “as is, where is” basis. The Purchaser further acknowledges that there are no collateral agreements, conditions, representations or warranties of any nature whatsoever made by the Vendors, express or implied, arising at law, by statute or in equity or otherwise, with respect to the Assets or the Business and in particular, without limiting the generality of the foregoing, there are no collateral agreements, conditions, representations or warranties made by the Vendors, express or implied, arising at law, by statute or in equity or otherwise, as to title, state of title, description, fitness, suitability for any particular purpose, merchantability, operating condition, the value of the Assets or the future cash flows from the Assets or Business. The Purchaser acknowledges that it is relying entirely on its own judgement and investigation with respect to the purchase of the Assets, and is satisfied in all respects with the due diligence and investigations it has conducted.
2.3 The Purchaser shall:
2.3.1	be entitled to all of the benefits accruing to the Vendors under the provisions contained in each of the Assumed Contracts; and

2.3.2	be entitled to possession of all the Assets and any premise occupied by the Vendors as lessee.

2.4 The Purchaser assumes and agrees to fulfil and perform and to indemnify and save harmless the Vendors in respect of the obligations of the Vendors accruing after the Effective Time in respect of the Assumed Liabilities.
2.5 The Purchaser does not assume and will not be liable for any obligations or liabilities of the Vendors whatsoever resulting from or arising as a consequence of the Excluded Liabilities.
The conveyance of the Assets onto the Purchaser, its successors and assigns, hereunder is with full rights of substitution and subrogation of the Purchaser, its successors or assigns, to the extent possible, in and to all covenants and warranties by other heretofore given or made in respect of the Assets or any part thereof.
SECTION 3
PURCHASE PRICE AND PAYMENT OF PURCHASE PRICE
3.1 The purchase price (the “Purchase Price”) for the transfer of the Assets is equal to the fair market value of the Assets at the Effective Time (as determined in Schedule 3.1) and is satisfied by (i) the assumption of the Assumed Liabilities (to the same extent and with the same force and effect as though the Purchaser had been subject to the Assumed Liabilities as of the Effective Time in the place and stead of the Vendors) and (ii) the delivery to Onco Alberta of 99 fully paid and non-assessable Onco Alberta Subco Shares (as defined in the Arrangement Agreement) and to Onco BC of 1 fully paid and non-assessable Onco Alberta Subco Share (as defined in the Arrangement Agreement).
3.2 The Vendors and the Purchaser agree that the Purchase Price shall be allocated among the Assets as set-out in Schedule 3.2. The Vendors and the Purchaser shall complete all Tax returns, designations and elections in a manner consistent with the allocation set-out in Schedule 3.2 and otherwise follow such allocation for all Tax purposes and not take any position inconsistent with such allocation. If such allocation is disputed by any Governmental Authority, the Party receiving notice of such dispute shall promptly notify the other Party and the Parties shall use their reasonable best efforts to sustain the allocation. The Parties shall share information and cooperate to the extent reasonably necessary to permit the transactions contemplated by this Agreement to be properly, timely and consistently reported.
SECTION 4
TAX MATTERS
4.1 Concurrently with the execution of this Agreement, the Vendors and the Purchaser shall jointly execute an election, in the prescribed form and containing the prescribed information, to have subsection 167(1.1) of the Excise Tax Act (Canada) apply to the sale and purchase of the Assets so that no tax is payable in respect of such sale and purchase under Part IX of the Excise Tax Act (Canada). The Purchaser shall file such election with the appropriate Governmental Authority within the time prescribed by the Excise Tax Act (Canada).
4.2 To the extent required by the Purchaser, the Vendors and the Purchaser shall on a timely basis jointly execute elections under section 22 of the Tax Act as to the sale of the accounts receivable sold and purchased pursuant to this Agreement, shall designate therein the applicable portion of the Purchase Price allocated to the accounts receivables in accordance with Section 3.2 as the consideration paid by the Purchaser therefore, and shall each file such elections with the Canada Revenue Agency with their respective Tax returns for their respective taxation years that include the date hereof.

4.3 If required by the Vendors, the Vendors and the Purchaser shall jointly elect, in the prescribed manner and form and within the prescribed time, to have the provisions of subsection 85(1) of the Tax Act, and any equivalent provision under applicable provincial tax legislation, apply to the purchase and sale of the Assets under this Agreement. The agreed amount for the purposes of paragraph 85(1)(a) of the Tax Act in respect of each of the Assets shall be such amount as is determined by the Vendors, not to exceed: (i) where the property is eligible capital property in respect of the business of the Vendors, the elected amount in respect of such property shall not under any circumstances exceed 4/3 of the Vendors’ cumulative eligible capital in respect of the business immediately before the disposition (provided that the aggregate of elected amounts for eligible capital properties shall not exceed 4/3 of the cumulative eligible capital of the Vendors), and (ii) where the property is depreciable property of a prescribed class of the Vendors, the elected amount in respect of such property shall not under any circumstances exceed the undepreciated capital cost to the Vendors of all property of that class immediately before the disposition (provided that the aggregate of elected amounts for properties of the same prescribed class shall not exceed the undepreciated capital cost of such prescribed class). For greater certainty, each agreed amount determined by the Vendors shall, to the extent permitted under the Tax Act, not result in any liability for Taxes for the Vendors.
SECTION 5
COVENANTS OF THE VENDORS
5.1 To the extent not already delivered, the Vendors shall deliver to the Purchaser, at the cost and expense of the Purchaser, all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and any other documentation necessary or reasonably required by the Purchaser from time to time to transfer title to the Assets (including registering all assignments related to Intellectual Property and the assignment of the Assumed Contracts) to the Purchaser.
5.2 To the extent not already obtained by the Purchaser, the Vendors shall, at the cost and expense of the Purchaser, use commercially reasonable efforts to assist the Purchaser in obtaining all third party consents, approvals and assurances as reasonably requested by the Purchaser that are necessary to permit the Vendors to validly and effectually convey the Assets to the Purchaser or to operate the Business. Until such consents, approvals and assurances have been obtained:
5.2.1	the Vendors shall continue to hold any interest in any such Assets in trust for the benefit of the Purchaser and shall cooperate with the Purchaser, at the cost and expense of the Purchaser, in any reasonable and lawful arrangements designed to provide the benefit of such Assets to the Purchaser;

5.2.2	the Vendors shall enforce any rights of the Vendors arising from such Assets, at the cost and expense of the Purchaser, against the issuer thereof or the other party or parties thereto for the benefit of the Purchaser; and

5.2.3	the Vendors shall take all such actions and do, or cause to be done, all such things at the request of the Purchaser, but at the cost and expense of the Purchaser, as shall reasonably be necessary in order that the value of such Assets shall be preserved and shall enure to the benefit of the Purchaser.
The Purchaser shall use its best efforts to expeditiously seek and obtain such consents, approvals and assurances.
5.3 To the extent that any Tax Receivable is an Asset that is not assignable or is paid to the Vendors despite the assignment, the Vendors shall pay to the Purchaser an amount equal to the amount of the Tax

Receivable received by the Vendors within 10 days of the date of receipt. Upon request from the Purchaser, the Vendors shall duly authorize a representative of the Purchaser to contact the relevant Governmental Authority to obtain information on the status of the Tax Receivables.
5.4 The Vendors consent to disclosure by the Purchaser (and any affiliate thereof or successor thereto) in any offering memorandum, information circular, prospectus, take-over bid circular, press release, material change report or other document, the form and content of which are subject to or prescribed by Applicable Laws (collectively, the “Disclosure Documents”), of a description of the assets held, and businesses conducted, by the Vendors prior to the Effective Time and such historical financial and operational information for the Vendors in respect of any period prior to Effective Time as may be required by Applicable Laws to be included in any Disclosure Documents. The Vendors shall use reasonable commercial efforts to obtain the co-operation of its auditors or accounting advisors with the Purchaser and/or its agents, including the Purchaser’s auditors, in connection with the review and audit of the financial information respecting the Vendors to be contained in any Disclosure Document. The provisions of this Section 5.4 shall survive the Effective Time for a period of three years; provided, however, that all costs associated with such audits or reviews shall be borne by the Purchaser.
5.5 The Vendors may not proceed with any procedure of dissolution or cancellation of its articles without first obtaining the written consent of the Purchaser. The Purchaser shall not withhold its consent if all Tax Receivables have been received by the Purchaser. If the Purchaser’s consent has not been received, the Vendors will indemnify or cause to be indemnified the Purchaser for any Tax Receivables not yet received at the time of the dissolution or cancellation of its articles and upon provision of such indemnity, the Vendors shall be entitled to proceed with the dissolution or cancellation of its articles.
SECTION 6
COVENANTS OF THE PURCHASER
6.1 The Purchaser shall assume, duly and punctually pay, satisfy, discharge perform or fulfill to the complete exoneration of the Vendors the Assumed Liabilities.
6.2 The Purchaser shall assume, perform and observe all terms, conditions, covenants, obligations and agreements contained in the Assumed Contracts and other obligations assigned to it hereunder.
SECTION 7
GENERAL PROVISIONS
7.1 Notices
Any notice, request, consent, waiver, direction or other communication required or permitted to be given under this Agreement shall be in writing and may be given by delivering same or sending same by facsimile or e-mail transmission or by delivery addressed to the Party to which the notice is to be given at its address for service herein. Any such notice, request, consent, waiver, direction or other communication shall, if delivered, be deemed to have been given and received on the day on which it was delivered to the address provided herein (if that day is a Business Day, and if it is not, then on the next succeeding Business Day), and if sent by facsimile or e-mail transmission shall be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. at the point of delivery, in which case it shall be deemed to have been given and received on the next Business Day.

(a) if to the Purchaser:
c/o Oncothyreon Inc.
2601 Fourth Avenue, Suite 500
Seattle, Washington 98121
Facsimile: (206) 801-2111
E-mail: RKirkman@oncothyreon.com
Attention: President and CEO
with a copy to :
Fraser Milner Casgrain LLP

2900 Manulife Place
10180 — 101 Street
Edmonton, AB T5J 3V5
Facsimile: (780) 423-7276
E-mail: colleen.cebuliak@fmc-law.com
Attention: Colleen Cebuliak
(b) if to the Vendors:
c/o Gamehost Income Fund
400, 4406 — 50th Avenue
Red Deer, AB T4N 3Z5
Facsimile: (403) 340-0683
E-mail: djwill@gamehost.ca
Attention: Vice President
with a copy to:
Shea Nerland Calnan LLP
2800, 715-5th Avenue SW
Calgary, Alberta T2P 2X6
Facsimile: (403) 299-9601
E-mail: jbrennan@snclaw.com
Attention: Joe Brennan
7.2 Time of Essence
Time shall be of the essence in this Agreement.
7.3 Entire Agreement
Except for the various collateral agreements entered into pursuant to the Arrangement Agreement and in contemplation of the Arrangement, this Agreement, constitutes the entire agreement between the Parties in respect of the subject matters herein and cancels and supersedes all prior agreements and understandings between the Parties in respect of the subject matter hereof.

7.4 Assignment
This Agreement may not be assigned by either Party without the express written consent of the other Party.
7.5 Injunctive Relief
The Parties hereto agree that irreparable harm could occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions and other equitable relief to prevent breaches or threatened breaches of the provisions of this Agreement or to otherwise obtain specific performance of any such provisions.
7.6 Claims
All Claims for Losses for a breach of any covenant hereunder shall exclusively be dealt with in accordance with the terms and conditions of the Indemnity Agreement.
7.7 Binding Effect
This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective successors and permitted assigns.
7.8 Further Assurances
Each Party shall, from time to time and at all times hereafter, at the request of the other Parties, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.
7.9 Severability
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that a transactions contemplated hereby are fulfilled to the extent possible.
7.10 Amendment
No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, shall be binding unless executed in writing by the Party to be bound thereby.

7.11 Counterpart Execution
This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute one agreement.
[Signature page follows]

IN WITNESS WHEREOF, the Purchaser and the Vendors have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

[ONCO ALBERTA]
Per:
Robert L. Kirkman
President

[ONCO BC]
Per:
Robert L. Kirkman
CEO

1518025 ALBERTA ULC
Per:
Robert L. Kirkman
President

INTERVENTION
Gamehost hereby confirms it is aware of the terms and conditions of the Agreement and agrees for the benefit of the Purchaser to be jointly and severally bound by all of the covenants, obligations and undertakings of the Vendors set out in this Agreement.

GAMEHOST INCOME FUND, by its Administrator, Gamehost Management Inc.
Per:
Darcy J. Will
Vice President

1517680 Alberta ULC hereby confirms that it is aware of the terms and conditions of the Agreement and agrees for the benefit of the Vendors to be jointly and severally bound by all of the covenants, obligations and undertakings of the Purchaser set out in this Agreement.

1517680 ALBERTA ULC
Per:
Robert L. Kirkman
President

SCHEDULE 3.1
PURCHASE PRICE
The Purchase Price shall be $100.

SCHEDULE 3.2
PURCHASE PRICE ALLOCATION
The Purchase Price shall be allocated as follows:
Cash and cash equivalents      $100

EXHIBIT F
PRE-ARRANGEMENT TRANSACTIONS
The transactions defined as the “Pre-Arrangement Transactions” in section 1.1 of the Arrangement Agreement are the following transactions:
1a.	Oncothyreon Luxemburg S.à r.l. (“Onco Lux”) distributes to Oncothyreon Inc. (“Onco US”) the 100 issued and outstanding Class A voting common shares in the share capital of 0811769 B.C. ULC (“Onco BC”) which are currently held by Onco Lux.

1b.	Oncothyreon Canada Inc. (“Onco Alberta”), which is currently governed by the Canada Business Corporations Act, is continued as an unlimited liability corporation under the Business Corporations Act (Alberta) (the “ABCA”) and is renamed “Oncothyreon Canada ULC”.

2a.	Onco Alberta reduces the stated capital account maintained for its common shares by an amount equal to the fair market value of the issued and outstanding shares held by Onco Alberta in the share capital of ProlX Pharmaceuticals Corp., Biomira Research Inc., Biomira B.V. and Oncodigm Biopharma Inc. (the “Subsidiary Shares”) and any other asset of Onco Alberta other than $99 cash which will remain with Onco Alberta, and, in conjunction therewith, distributes the Subsidiary Shares to Onco BC. For greater certainty, the Tax Pools reside with Onco Alberta after the completion of this step.

2b.	Onco BC reduces the stated capital account maintained for its Class B preferred shares by an amount equal to the fair market value of the Subsidiary Shares and any other asset of Onco Alberta less $100 and, in conjunction therewith, distributes the Subsidiary Shares to Onco US.

3.	Onco US arranges for the incorporation of a new Canadian subsidiary (“Newco”) with nominal share capital.

4.	Onco US contributes the issued and outstanding shares held by Onco US in the share capital of Onco BC to Newco, in exchange for which Newco issues additional shares in its share capital to Onco US.

5.	Onco BC continues as a limited corporation under the ABCA.

F-1